UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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NEW JERSEY RESOURCES CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEW JERSEY RESOURCES CORPORATION

1415 Wyckoff Road

Wall, New Jersey 07719

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 26, 2011

The Annual Meeting (the “Meeting”) of Shareholders of New Jersey Resources Corporation will be held at 10:30 a.m., Eastern Standard Time, Wednesday, January 26, 2011, at the Robert B. Meyner Reception Center at the PNC Bank Arts Center (Exit 116 on the Garden State Parkway) Holmdel, New Jersey 07733, for the following purposes:

1. To elect as directors the two nominees to the Board of Directors named in the attached proxy statement, for terms expiring in 2014

2. To approve a non-binding advisory resolution approving the compensation of our named executive officers

3. To provide a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote to approve the compensation of our named executive officers

4. To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011

5. To transact any other business that may properly be brought before the Meeting or any adjournments or postponements thereof

The Board of Directors has fixed the close of business on November 30, 2010, as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Meeting.

In accordance with the Securities and Exchange Commission (SEC) rules, we are furnishing proxy materials to our shareholders over the Internet. You may read, print and download our Annual Report and Proxy Statement at http://investor.njresources.com/annual-proxy.cfm. On or about December 14, 2010, we will mail our shareholders a notice containing instructions on how to access our 2010 Proxy Statement and Annual Report and vote online or by telephone. The notice also provides instructions on how you can request a paper copy of these documents if you desire.

A cordial invitation is extended to you to attend the Meeting. Regardless of whether you plan to attend the Meeting, it is important that your shares are represented and voted at the Meeting. If you received a paper copy of the proxy card or voting instruction by mail, you can vote by signing, dating and returning the enclosed proxy card or voting instruction. Registered shareholders and participants in plans holding shares of our Common Stock may vote by telephone or over the Internet. To use these convenient services, follow the steps detailed in the instructions for voting that are attached to the proxy card. Beneficial owners of shares of our Common Stock held in street name through a bank or brokerage account should follow the enclosed voting instruction for voting their shares. Please note that in the absence of specific instructions as to how to vote, brokers may not vote your shares on the election of directors, the non-binding proposal regarding the compensation of our executive officers or the non-binding proposal regarding an advisory vote as to the frequency of the non-binding shareholder vote to approve executive compensation. Please return your proxy card so your vote can be counted. I hope you will attend the Meeting, but even if you cannot, please vote your shares as promptly as possible. Thank you.

RHONDA M. FIGUEROA
Corporate Secretary

Wall, New Jersey

December 13, 2010

PROXY STATEMENT

NEW JERSEY RESOURCES CORPORATION

1415 Wyckoff Road

Wall, New Jersey 07719

ANNUAL MEETING OF SHAREHOLDERS

JANUARY 26, 2011

This Proxy Statement sets forth certain information with respect to the accompanying proxy to be used at the Annual Meeting (the “Meeting”) of Shareholders of New Jersey Resources Corporation, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Board of Directors (the “Board”) has designated the Robert B. Meyner Reception Center at the PNC Bank Arts Center (Exit 116 on the Garden State Parkway), Holmdel, New Jersey 07733 as the place of the Meeting. The Meeting will be called to order at 10:30 a.m., Eastern Standard Time, on Wednesday, January 26, 2011. The Board solicits this proxy and urges you to vote immediately. Unless the context otherwise indicates, reference to “New Jersey Resources,” “we,” “us,” “our” or “the Company” means New Jersey Resources Corporation.

The Board is making these materials available to you on the Internet or, upon your request, delivering printed versions of these materials to you by mail. On or about December 14, 2010, we will mail a notice to shareholders containing instructions on how to access the Proxy Statement and Annual Report and how to vote.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1. Who is asking for my vote and why am I receiving this document?

The Board asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this Proxy Statement. We are providing this Proxy Statement and related proxy card to our shareholders in connection with the solicitation by the Board of proxies to be voted at the Meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

2. Who is entitled to vote?

Only holders of record of outstanding shares of our common stock (the “Common Stock”) at the close of business on November 30, 2010, are entitled to notice of and to vote at the Meeting. At the close of business on November 30, 2010, there were 41,287,514 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote.

3. What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document is called a proxy or a proxy card. Mr. Laurence M. Downes and Ms. Rhonda M. Figueroa have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Corporate Secretary prior to the Meeting and not revoked will be voted in accordance with the terms thereof.

4. What is a voting instruction?

A voting instruction is the instruction form you receive from your bank, broker or its nominee if you hold your shares of Common Stock in street name. The instruction form instructs you how to direct your bank, broker or its nominee, as record holder, to vote your shares of Common Stock.

5. What am I voting on?

You will be voting on each of the following items of business:

•	The election as directors of the two nominees named in this Proxy Statement for terms expiring in 2014

•	The approval of a non-binding advisory resolution approving the compensation of our named executive officers

•	A non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote to approve the compensation of our named executive officers

•	The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011

•	Any other business that may properly come before the Meeting or any adjournments or postponements thereof

6. How many votes must be present to hold the Meeting?

A majority of the outstanding shares of Common Stock as of the record date must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions, withheld votes and shares of record held by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the existence of a quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

7. What vote is needed to elect the two directors?

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of directors.

8. What vote is needed to approve the non-binding advisory resolution approving the compensation of our named executive officers?

The approval of the non-binding advisory proposal regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.

9. What vote is being requested to approve the non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote to approve the compensation of our named executive officers?

Shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. The non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote regarding the approval the compensation of our named executive officers will require you to choose between a frequency of every one, two or three years or abstain from voting.

10. What vote is needed to ratify the appointment by the Audit Committee of Deloitte & Touche LLP?

The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

11. What are the voting recommendations of the Board?

For the reasons set forth in more detail later in this Proxy Statement, THE BOARD RECOMMENDS THAT YOU VOTE:

•	FOR THE PROPOSED NOMINEES FOR THE BOARD

•	FOR THE NON-BINDING ADVISORY PROPOSAL REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	FOR A ONE-YEAR FREQUENCY FOR THE NON-BINDING SHAREHOLDER VOTE REGARDING APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP.

12. How do I vote?

Registered shareholders (shareholders who hold Common Stock in certificated form as opposed to through a bank, broker or other nominee) or employees who hold Common Stock through our New Jersey Resources Employees’ Retirement Savings Plan (our “401(k) Plan”) may vote in person at the Meeting or by proxy. There are three ways for registered shareholders and employees who own Common Stock through our 401(k) Plan to vote by proxy:

•	By mail: if you received your proxy materials by mail, complete, properly sign, date and mail the enclosed proxy card or voting instruction.

•	By Internet: connect to the Internet at http://www.proxyvote.com and follow the instructions included on the proxy card or voting instruction.

•	By telephone: call 1-800-690-6903 and follow the instructions included on the proxy card or voting instruction.

Registered shareholders and participants in plans holding shares of Common Stock are urged to deliver proxies or voting instructions by calling the toll-free telephone number, by using the Internet, or by completing and mailing the proxy card or voting instruction. The telephone and Internet voting procedures are designed to authenticate shareholders’ and plan participants’ identities, to allow shareholders and plan participants to give their proxies or voting instructions, and to confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the Internet are included on the enclosed proxy card or voting instruction. If you received your proxy materials via mail, registered shareholders and plan participants may send their proxies or voting instructions by completing, signing and dating the enclosed proxy card or voting instruction and returning it as promptly as possible in the enclosed prepaid envelope.

Shareholders who hold Common Stock through banks, brokers or other nominees (“street name shareholders”) who wish to vote at the Meeting should receive voting instructions from the institution that holds their shares. Please contact the institution that holds your shares if you have not received voting instructions. Street name shareholders may also be eligible to vote their shares electronically by following the voting instructions provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the voting instruction; or by completing, dating and signing the voting instruction and returning it promptly in the enclosed prepaid envelope.

The deadline for voting via the Internet or telephone is 11:59 p.m., Eastern Standard Time, on January 25, 2011.

13. Can I attend the Meeting?

Yes. The Meeting is open to all holders of our Common Stock as of the record date, November 30, 2010. You may vote by attending the Meeting and voting in person. Even if you plan to attend the Meeting, we encourage you to vote your shares by proxy. Cameras, recording devices and other electronic devices are not permitted at the Meeting.

14. How will my shares be voted if I sign, date and return my proxy card or voting instruction card, but do not provide complete voting instructions with respect to each proposal?

Shareholders should specify their choice for each matter on the enclosed proxy. The proxies solicited by this Proxy Statement vest in the proxy holders’ voting rights with respect to the election of directors (unless the shareholder marks the proxy to withhold that authority) and on all other matters voted upon at the Meeting.

Unless otherwise directed in the enclosed proxy card, the persons named as proxies therein will vote all properly executed, returned and not-revoked proxy cards or voting instruction cards (1) “FOR” the election of the two director nominees listed thereon; (2) “FOR” the non-binding proposal regarding approval of the compensation of the company’s named executive officers; (3) “FOR” a one-year frequency for the non-binding shareholder vote regarding approval of the compensation of our named executive officers; and (4) “FOR” the proposal to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011, with the following two exceptions:

•

Shares of Common Stock held in our 401(k) Plan for which no direction is provided on a properly executed, returned and not revoked voting instruction card will be voted proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received with respect to such proposals.

•

Shares of Common Stock held in our 401(k) Plan for which timely and valid voting instructions are not received will be considered to have been designated to be voted by the trustee proportionately in the same manner as those shares held in our 401(k) Plan for which timely and valid voting instructions are received.

As to any other business that may properly come before the Meeting, the persons named in the enclosed proxy card or voting instruction will vote the shares of Common Stock represented by the proxy in the manner as the Board may recommend, or otherwise in the proxy holders’ discretion. The Board does not presently know of any other such business.

15. How will my shares be voted if I do not return my proxy card or my voting instruction?

It will depend on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement, as explained under “6. How many votes must be present to hold the Meeting?” on page 2, unless you attend the Meeting to vote them in person.

If you own your shares of Common Stock in street name, which means that your shares are registered in the name of your bank, broker or its nominee, your shares may be voted even if you do not provide your bank, broker or other nominee with voting instructions. Under the rules of the New York Stock Exchange (NYSE) your bank, broker or other nominee may vote your shares in its discretion on “routine” matters. However, NYSE rules do not permit your broker to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to such proposal, your bank, broker or other nominee cannot vote your shares on that proposal. When a bank, broker or other nominee does not cast a vote for a routine or a non-routine matter, it is called a “broker non-vote.”

Please note that your bank, broker or other nominee may not vote your shares with respect to (i) the election of the two nominees for director, (ii) the non-binding proposal regarding the approval of the compensation of our named executive officers or (iii) the non-binding proposal regarding the non-binding vote as to the frequency of the non-binding shareholder vote regarding the approval of the compensation of our named executive officers in the absence of your specific instructions as to how to vote with respect to these matters, because under the rules of the NYSE, these matters are not considered “routine” matters. Based on the rules of the NYSE, we believe that the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP is a routine matter for which brokerage firms may vote on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction card, your bank, broker or other nominee may vote your shares “FOR” the ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm. Please return your proxy card so your vote can be counted.

16. How are abstentions and broker non-votes counted?

For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast “for” or “against” are included. As described above, where brokers do not have discretion to vote or do not exercise such discretion, the inability or failure to vote is referred to as a “broker non-vote.” Proxies marked as abstaining, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Meeting, will be treated as present for purposes of determining whether a quorum is present at the Meeting. Broker non-votes and withheld votes will not be included in the vote total for the proposal to elect the nominees for director and will not affect the outcome of the vote for these proposals. In addition, under New Jersey corporation law, abstentions are not counted as votes cast on a proposal. Therefore, abstentions and broker non-votes will not count either in favor of or against (i) the non-binding proposal regarding the vote of the compensation of our named executive officers, (ii) the non-binding proposal regarding an advisory vote as to the frequency of the non-binding shareholder vote regarding the approval of the compensation of our named executive officers or (iii) the ratification of the appointment of Deloitte & Touche LLP.

17. What if I change my mind after I vote?

Whether you vote by telephone, Internet or by mail, you may later change or revoke your proxy at any time before it is exercised by: (i) submitting a properly signed proxy with a later date, (ii) voting by telephone or the Internet at a later time, or (iii) voting in person at the Meeting. See the enclosed proxy card for instructions. Attendance at the Meeting will not by itself revoke a previously granted proxy.

If you are a shareholder whose stock is held in street name with a bank, broker or other nominee, you must follow the instructions found on the voting instruction card provided by the bank, broker or other nominee, or contact your bank, broker or other nominee, in order to change or revoke your previously given proxy.

18. Who pays the cost of proxy solicitation?

All expenses of soliciting proxies, including clerical work, printing and postage will be paid by us. Our officers and other employees may personally solicit proxies or solicit proxies by mail, telephone, facsimile or Internet, but we will not provide any compensation for such solicitations. In addition, we have agreed to pay Eagle Rock Proxy Advisors a fee of $5,500, plus reasonable expenses, for proxy solicitation services. We will also reimburse banks, brokers and other persons holding shares in their names or in the names of nominees for expenses incurred sending material to beneficial owners and obtaining proxies from beneficial owners.

19. Could other matters be decided in the Meeting?

The Board does not know of any other business that may be brought before the Meeting. However, if any other matters should properly come before the Meeting or at any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

20. How do I make a shareholder proposal for the fiscal year 2011 Annual Meeting of Shareholders occurring in 2012?

We must receive proposals from shareholders intended to be presented at the fiscal year 2011 Annual Meeting of Shareholders occurring in 2012, on or before August 16, 2011, to be considered for inclusion in our Proxy Statement and form of proxy/voting instruction card for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and for consideration at that meeting. Shareholders submitting such proposals are required to be the beneficial owners of shares of the Common Stock amounting to at least $2,000 in market value and to have held such shares for at least one year prior to the date of submission.

Our By-Laws also set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the fiscal year 2011 Annual Meeting of Shareholders occurring in 2012, we must receive notice of the nomination no later than November 12, 2011. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. (See “INFORMATION ABOUT THE BOARD’S COMMITTEES — Nominating/Corporate Governance Committee” on page 19 for more information regarding the director nomination process.) Additionally, under our By-Laws, for a shareholder to bring other matters before the fiscal year 2011 Annual Meeting of Shareholders occurring in 2012, we must receive notice no later than November 12, 2011. The notice must include a description of the proposed business, the reasons therefor and other matters specified in our By-Laws. In each case, the notice must be timely given to our Corporate Secretary, whose address is Office of the Corporate Secretary, 1415 Wyckoff Road, Wall, New Jersey 07719. A copy of the By-Laws is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth as of November 30, 2010, certain information with respect to the beneficial ownership of shares of Common Stock by each person or group we know to beneficially own more than five percent of the outstanding shares of such stock.

Name and Address of Beneficial Owners	Number of Shares		Percent of Class(1)
BlackRock, Inc.	4,829,897	(2)	11.7%
40 East 52nd Street New York, NY 10022

(1)	The percentage shown in the table is based on 41,287,514 shares of Common Stock outstanding on November 30, 2010.
(2)

As reported on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2010. The Schedule 13G indicates that BlackRock, Inc. (“BlackRock”), reported that it held sole voting power and sole dispositive power over 4,829,897 shares of Common Stock. The number of shares of Common Stock owned by BlackRock may have changed since the filing of the Schedule 13G.

Directors and Executive Officers

The following table sets forth, as of November 30, 2010, the beneficial ownership of our Common Stock of (i) each of the directors, (ii) each of our executive officers listed in the Summary Compensation Table on page 44 of this Proxy Statement and (iii) all of our directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. The beneficial ownership of each director and executive officer is less than one percent of the outstanding shares. The shares owned by all such persons as a group constitute approximately 1.5 percent of the total shares of Common Stock outstanding.

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)
Nina Aversano	25,613
Lawrence R. Codey	30,826
Donald L. Correll	3,165
Laurence M. Downes	202,096	(5)
Mariellen Dugan	28,285
Kathleen T. Ellis	30,563
Robert B. Evans	4,641
M. William Howard, Jr.	6,633
Jane M. Kenny	6,351
Alfred C. Koeppe	19,902
Glenn C. Lockwood	69,061
J. Terry Strange	21,075
David A. Trice	24,564
Stephen D. Westhoven	31,822
George R. Zoffinger	68,176	(6)
All Directors and Executive Officers as a Group (16 Persons)	604,270	(7)

(1)	Information as to the amount and nature of beneficial ownership not within our knowledge has been furnished by each individual.
(2)

Includes shares subject to currently exercisable options or any options exercisable within the next 60 days, as follows: Dr. Aversano — 10,125 options, Mr. Codey — 2,250 options, Mr. Downes — 94,500 options, Ms. Dugan — 13,500 options, Ms. Ellis — 9,375 options, Mr. Lockwood — 13,500 options, Mr. Strange — 12,000 options, Mr. Westhoven — 5,125 options and all directors and executive officers as a group — 163,750 options.

(3)

This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except to the extent noted below, each director or executive officer has sole voting and investment power over the shares reported. Includes shares of restricted stock held by the executive officers over which they have sole voting power but no investment power, as follows: Mr. Downes — 16,665 shares, Ms. Ellis — 6,941 shares, Mr. Westhoven — 1,201 shares, Mr. Lockwood — 5,395 shares, Ms. Dugan — 5,271 shares and all directors and executive officers as a group — 36,075 shares.

(4)

Includes deferred shares of Common Stock held by the directors and executive officers pursuant to the Directors’ Deferred Compensation Plan or the Officers’ Deferred Compensation Plan over which they have sole voting power but no investment power, as follows: Dr. Aversano — 2,211 shares, Mr. Codey — 6,130 shares, Rev. Howard — 3,833 shares, Ms. Kenny — 3,833 shares, Mr. Koeppe — 2,377 shares, Mr. Lockwood —27,876 shares, Mr. Strange — 8,059 shares, Mr. Trice — 14,381 shares, Mr. Zoffinger — 27,228 shares and all directors and executive officers as a group — 95,927 shares.

(5)	Includes 306 shares of Common Stock held by Mr. Downes as custodian for the benefit of a relative.
(6)	Includes 1,479 shares of Common Stock held by Mr. Zoffinger as custodian in trusts for the benefit of relatives, all as to which Mr. Zoffinger disclaims beneficial ownership.
(7)

Includes (a) 1,785 shares of Common Stock indirectly owned by certain of the directors and executive officers, (b) 163,750 shares of Common Stock subject to currently exercisable options, (c) 95,927 deferred shares of Common Stock held by certain of the directors and executive officers pursuant to the Directors’ Deferred Compensation Plan or the Officers’ Deferred Compensation Plan over which they have sole voting power but no investment power and (d) 36,075 shares of restricted stock held by certain of the executive officers over which they have sole voting power but no investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us, we believe that all filing requirements applicable to such officers and directors (we are not aware of any ten-percent holder) were complied with during fiscal year 2010.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information as of September 30, 2010, with respect to equity compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity Compensation Plans Approved by Shareholders	567,503	$27.24	1,705,627
Equity Compensation Plans Not Approved by Shareholders(4)	—	—	—
Total	567,503	$27.24	1,705,627

(1)

There are no outstanding warrants or rights. This amount includes stock options, deferred stock units and performance shares that may vest based upon certain conditions and would be paid in the form of shares of Common Stock on a one-to-one basis upon vesting.

(2)	The weighted-average exercise price in this column does not take deferred stock units and performance shares into account.
(3)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(4)	We do not have any equity compensation plans that have not been approved by shareholders.

ELECTION OF DIRECTORS

[Item (1) on proxy card]

Item 1

The Board currently consists of 11 members divided into three classes with overlapping three-year terms. Effective the date of the meeting, Dr. Nina Aversano is retiring from the Board after more than 12 years of service. The Board is not nominating a replacement for Dr. Aversano at this time. Subsequent to the Meeting, the Board will therefore consist of ten members. Two individuals have been nominated for election as directors at the Meeting. Ms. Kenny and Mr. Trice would each serve for a three-year term expiring in 2014 and until their respective successors are elected and have qualified. Each of the nominees is currently serving as a director of the Company and has been previously elected by our shareholders. There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with our By-Laws. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares each proxy represents for all of the nominees for election as directors.

The affirmative vote of a plurality of the shares of Common Stock, present or represented by proxy and voted at the Meeting, is required for the election of directors.

Proxies solicited by the Board will be voted in favor of the nominees listed below, unless otherwise specified in the proxy. All of the nominees proposed by the Board have consented to serve if elected. We know of no reason why the nominees would not be available for election or, if elected, would not be able to serve. While it is not anticipated that any of the nominees will be unable to serve, if any should be unable to serve, the proxy holders reserve the right to substitute any other person approved by the Board.

Set forth below is information for each nominee and director concerning the age, principal occupation, employment and directorships during the past five years and positions with the Company of each nominee and director, the year in which he or she first became a director of the Company and his or her term of office as a director. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each nominee and director should serve as a director as of the date of this Proxy Statement, in light of our business and structure.

Nominees for Election as Directors

Name, Period served as Director and Age	Business Experience During Past Five Years and Other Affiliations
Jane M. Kenny Director since 2006 Age 59

Managing Partner, The Whitman Strategy Group, LLC, a consulting firm specializing in governmental relations and environmental and energy issues, since January 2005; Regional Administrator of the Environmental Protection Agency, overseeing the federal agency’s work in New York, New Jersey, Puerto Rico, and the Virgin Islands from November 2001 to December 2004; Commissioner of New Jersey Department of Community Affairs from May 1996 to November 2001; Trustee, NJ Future; Trustee, New Jersey Institute for Social Justice; Visiting Associate, The Eagleton Institute of Politics, Rutgers University; Member, State of New Jersey Local Finance Board.

Ms. Kenny’s extensive public policy experience, especially with environmental, public policy, energy and government relations issues, based on her extensive regulatory and policy experience leading environmental initiatives as Administrator for Region 2 of the United States Environmental Protection Agency, and her service as a top advisor to two Governors of New Jersey, is essential for the Board of a company like ours that regularly faces such issues. That experience, as well as her firm’s active consulting practice on environmental, energy and public policy issues, has provided Ms. Kenny an understanding of the energy industry, which is important in assisting the Board in monitoring and evaluating our business.

Name, Period served as Director and Age	Business Experience During Past Five Years and Other Affiliations
David A. Trice Director since 2004 Age 62

Retired. Chairman from September 2004 to May 2010, President and Chief Executive Officer from February 2000 to May 2009, President and Chief Operating Officer from 1999 to 2000 and Vice President — Finance and International from 1997 to 1999, Newfield Exploration Company, a public independent crude oil and natural gas exploration and production company; Director, Hornbeck Offshore Services, Inc., a public owner and operator of tugs and tank barges that transport crude and refined petroleum products and supply vessels that support offshore oil and gas drilling and production; Director, McDermott International, Inc., a public engineering and construction company with a focus on the energy and power industries; Past Chairman, The American Natural Gas Alliance, Inc and the American Exploration and Production Council.

A career with over 30 years of experience with energy companies such as Newfield Exploration Company has given Mr. Trice extensive knowledge of the energy industry, particularly natural gas, as well as other operational expertise, that is essential to our Board in understanding and evaluating our business. Mr. Trice also brings to our Board experience gained from holding senior leadership and board positions at public companies and industry groups that provides our Board with significant experience in risk oversight, financial policy, executive compensation and corporate governance matters. In addition, Mr. Trice’s extensive experience in the energy industry and his familiarity with the relevant issues provide the Board with a valuable perspective.

Directors With Terms Expiring in 2012

Name, Period Served as Director and Age	Business Experience During Past Five Years and Other Affiliations
Donald L. Correll Director since 2008 Age 60

Retired. President and Chief Executive Officer and member of the Board of Directors of American Water Works, Inc., a New Jersey-based public water utility holding company from April 2006 to August 2010; President and Chief Executive Officer and member of the Board of Directors of Pennichuck Corporation, a New Hampshire-based public water utility holding company from 2003 to 2006; Chairman, President and Chief Executive Officer of United Water Resources, a public water services company from 1991 through 2001. From 2001 to 2003, served as an independent advisor to water service and investment firms on issues relating to marketing, acquisitions, and investments in the water services sector; Director, HealthSouth Corp, a public national healthcare service provider.

Mr. Correll’s experience with utilities companies through his leadership of American Water Works and other water services companies has given him an understanding of the regulatory and operational issues that we face. In his positions as a Chief Executive Officer and director of a public company, he has gained experience in financial policy and risk oversight that is essential to his positions as a member of the Audit and Financial Policy Committees.

Rev. M. William Howard, Jr. Director since 2005 Age 64

Pastor of Bethany Baptist Church, Newark, New Jersey, since 2000; President, New York Theological Seminary from 1992 to 2000; Past Chairman and Current Member, Rutgers University Board of Governors; Chair of the New Jersey Death Penalty Study Commission from 2006 to 2007; Chair of Newark Mayor Cory Booker’s Transition Team in 2005; Trustee, McCarter Theatre.

Rev. Howard is an experienced local and national community leader with extensive familiarity with and contacts within and outside of our service area. His work and experiences in the public sector, including his experience leading religious institutions bring unique and valuable perspectives and disciplines to the Board’s deliberations and decision-making processes, particularly with regard to issues of corporate citizenship and community relations.

Name, Period Served as Director and Age	Business Experience During Past Five Years and Other Affiliations
J. Terry Strange Director since 2003 Age 66

Retired. Vice Chair and Managing Partner of U.S. Audit Practice from 1996 to 2002 and Global Managing Partner of Audit Practice from 1998 to 2002, KPMG LLP, an independent accounting firm; Director, Newfield Exploration Company, a public independent crude oil and natural gas exploration and production company; Director, Group 1 Automotive, Inc., a public specialty retailer with automobile dealer franchises, collision service centers, financing, insurance and service contracts; Director, SLM Corp., a public company more commonly known as Sallie Mae, a leading provider of student loans and administrator of college savings plans.

Mr. Strange has extensive knowledge and experience with accounting practices, policies and rulemaking from his 34-year career at KPMG LLP, which is especially important in his role as Chairman of the Audit Committee and our “audit committee financial expert.” His significant experience working with companies in the energy sector, as well his experience as a director of a number of public companies has given him an understanding of the challenges and strategic alternatives available to public companies, financial policy and risk oversight.

George R. Zoffinger Director since 1996 Age 62

President & Chief Executive Officer, Constellation Capital Corp., a financial services company, since December 2007; President and Chief Executive Officer, New Jersey Sports & Exposition Authority from March 2002 to December 2007; President & Chief Executive Officer, Constellation Capital Corp., from March 1998 to March 2002; Director, Virgin Media, Inc., a United Kingdom media company; Chairman, New Brunswick Development Corporation, a not-for-profit urban real estate development company; Member of the Rutgers University Board of Governors.

Mr. Zoffinger’s leadership experience and work with public companies has given him financial, corporate governance and real estate development expertise and experience with executive compensation issues, which are important to his roles as a member of the Nominating/Corporate Governance and Leadership Development and Compensation Committees. In addition, he brings to the Board corporate development experience and knowledge gained from his leadership and board positions, including his long tenure on the Board.

Directors with Terms Expiring in 2013

Name, Period Served as Director and Age	Business Experience During Past Five Years and Other Affiliations
Lawrence R. Codey Director since 2000 Age 66

Retired. President and Chief Operating Officer, Public Service Electric & Gas Company from September 1991 through February 2000; Director, United Water Resources, Inc., a public water utility holding company with subsidiaries providing water and wastewater services; Director, Horizon Blue Cross Blue Shield of New Jersey, a health care insurance provider; Director, Sealed Air Corporation, a manufacturer and seller of food and specialty packaging materials and systems.

Mr. Codey brings to our Board extensive business, leadership and administrative experience in the utility industry from his tenure at Public Service Electric & Gas Company and his service on public company boards. His understanding of issues facing utility companies, both as an officer and director, is invaluable to the Board.

Name, Period Served as Director and Age	Business Experience During Past Five Years and Other Affiliations
Laurence M. Downes Director since 1995 Age 53

Chairman of the Board of the Company since September 1996 and President and Chief Executive Officer since July 1995; Director, Questar Corporation, a public integrated natural gas company; Director and past Chairman, American Gas Association; Trustee, American Gas Foundation; Member, Board of Directors of New Jersey Economic Development Authority; Chairman of Finance Council, Catholic Diocese of Trenton.

As Chairman of the Board, Mr. Downes provides the Board with strong leadership and direction and a considerable amount of experience. As our President and Chief Executive Officer, Mr. Downes is able to communicate and inform the Board about our operations, issues and developments. Mr. Downes’ extensive knowledge of the energy industry, experience as the leader of the Company and innovative thinking provides an invaluable benefit to the Board. In addition, Mr. Downes’ board positions at natural gas organizations have positioned him to bring experience and industry knowledge to his position as Chairman of the Board. Through Mr. Downes’ many years of service on the Board, he has developed extensive knowledge in the areas of leadership, strategy, safety, risk oversight, management and corporate governance, each of which provides great value to the Board.

Robert B. Evans Director since 2009 Age 62

Retired. President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 to March 2006; Served as the transition executive for Energy Services, a business unit of Duke Energy Corp., during 2003; President of Duke Energy Gas Transmission beginning from 1998 to 2002 and President and Chief Executive Officer from 2002 to 2003; Director, Targa Resources Partners LP, a provider of midstream natural gas and natural gas liquids services in the United States.

Mr. Evans’ experience in senior leadership and board positions of other energy companies has positioned him to bring executive, corporate development, operational and financial experience and industry knowledge to his position as a member of the Board. His extensive executive experience with the natural gas transmission business and wholesale natural gas trading business of Duke Energy and Targa Resources Partners provides the Board with valuable knowledge of those aspects of the energy industry.

Alfred C. Koeppe Director since 2003 Age 64

President and Chief Executive Officer, Newark Alliance, a non-profit organization whose mission is to improve the City of Newark, New Jersey, since October 2003; President and Chief Operating Officer from March 2000 to October 2003 and Senior Vice President —Corporate Services from 1996 to 2000, Public Service Electric & Gas Company; Chief Executive Officer, Bell Atlantic — New Jersey from 1990 to 1995; Chairman, New Jersey Economic Development Authority; Director, Horizon Blue Cross Blue Shield of New Jersey; Member of the Board of Trustees of St. Benedict’s Preparatory School.

Mr. Koeppe’s unique experience as the senior executive of the state’s two largest energy and telecommunications utilities and his service as a director of public companies has given him a considerable understanding of financial, operational, regulatory, corporate governance and legal matters, which is important in his role as a member of a number of Board committees. His leadership of a non-profit organization and chairmanship of New Jersey’s Economic Development Authority bring additional valuable perspectives to the Board.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE PROPOSED DIRECTOR NOMINEES LISTED ABOVE.

INFORMATION ABOUT THE BOARD

General

Our business and affairs are managed under the direction of the Board in accordance with the New Jersey Business Corporation Act and our Certificate of Incorporation and By-Laws. Members of the Board are kept informed of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. The corporate governance practices we follow are summarized below.

Board Meetings and Attendance at Annual Meeting of Shareholders

During fiscal year 2010, there were nine meetings of the Board. Each director attended more than 75 percent of the combined meetings of the Board and the committees on which she or he served during the year. We encourage all directors to attend our annual shareholders’ meeting. All of the directors serving at the time of the fiscal year 2009 Annual Meeting of Shareholders held in January 2010 attended that meeting.

Board Standards of Independence

Our independence standards (“Company Independence Guidelines”) are set by the Board in our corporate governance guidelines (the “Corporate Governance Guidelines”). The director independence standards, as set forth in the Company Independence Guidelines, provide that a majority of the Board shall be independent under the independence standards established by the Corporate Governance Guidelines, the NYSE and the SEC as in effect from time to time. In order for a Board member or candidate for election to the Board to qualify as independent, the Board must affirmatively determine that the person or his or her immediate family members have no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) or any of our affiliates. Under the categorical standards adopted by the Board, a member of the Board is not independent if:

•	The director is, or has been within the last three years, our employee, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(i) The director is a current partner or employee of a firm that is our internal or external auditor; (ii) the director has an immediate family member who is a current partner of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent, of such other company’s consolidated gross revenues.

The Board will also consider a director’s charitable relationships. Contributions to tax-exempt organizations are not considered payments for purposes of the test in the final bullet point above, provided, however, that we are required to disclose in our annual proxy statement any such contributions made by us to any tax-exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from us to the organization exceeded the greater of $1 million, or two percent, of such tax-exempt organization’s consolidated gross revenues.

For purposes of the above independence standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the look-back provisions set forth above, the Board need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

A Board member may sit on the board of any of our affiliates so long as, except for being a director on each such board of directors, the member otherwise meets the independence requirements for each such entity, including the receipt of only ordinary-course compensation for serving as a member of the board of directors. Each member of the Board must submit a letter of resignation to the Chairman of the Board when the member changes his or her principal occupation or employment, or leaves or retires from the business with which such occupation or employment was carried out. The letter will be submitted to the Board for its determination as to whether to accept such resignation.

With the exception of Mr. Downes, the Chairman of the Board and Chief Executive Officer, the Board has affirmatively determined that each member of the Board is independent in accordance with the above standards. Additionally, we made no contributions during fiscal year 2010 to any charitable organization in which any independent director serves as an executive officer in any single fiscal year within the preceding three fiscal years in an amount in excess of the greater of $1 million, or two percent, of the charitable organization’s consolidated gross revenues.

The Company Independence Guidelines are described in the Corporate Governance Guidelines and are available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

Communications with the Board

Any shareholder or interested party wishing to communicate with the Lead Director, the non-management directors, any Board committee or specified individual director on an anonymous basis may do so by calling Ethicspoint, Inc., an unaffiliated toll-free hotline service at 1-866-384-4277 or via e-mail at http://www.ethicspoint.com. Ethicspoint, Inc. will then notify the Lead Director or another designated representative of the non-management directors. The Lead Director and his duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Lead Director is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board, (2) one or more committee members, (3) one or more Board members and/or (4) other individuals or entities. In addition, any shareholder can communicate in writing to such directors by mailing communications to them c/o New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, Attention: Lead Director, Lawrence R. Codey.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. As provided in the Corporate Governance Guidelines, the Board does not have a policy on whether or not the role of the Chief Executive Officer and Chairman of the Board should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, we operate with one individual, Mr. Downes, serving as Chairman of the Board, President and Chief Executive Officer. Mr. Downes was elected by the Board as President and Chief Executive Officer in July 1995 and Chairman of the Board in September 1996. Prior to his election as our President and Chief Executive Officer, Mr. Downes served as our Senior Vice President and Chief Financial Officer. The Board believes that because Mr. Downes has unique and extensive experience and understanding of our business, as well as 15 years of experience serving on our Board, he is well situated to lead and execute strategy and business plans to maximize shareholder value. The Board believes that combining the Chairman of the Board and Chief Executive Officer positions is the right corporate governance structure for us at this time because it most effectively utilizes Mr. Downes’ extensive experience and knowledge regarding the Company, including by allowing him to lead Board discussions regarding our business and strategy and provides us with unified leadership.

In order to ensure that the independent directors play a leading role in our current leadership structure, the Board established in 2003, the position of Lead Director in the Corporate Governance Guidelines. Mr. Codey currently serves as our Lead Director. In addition to maintaining a significant majority of independent directors (Mr. Downes is the only non-independent director) and independent Board committees, in fiscal year 2010 the Board enhanced our corporate governance practices by expanding the description of responsibilities of the Lead Director in our Corporate Governance Guidelines. In this role as Lead Director, Mr. Codey is in frequent contact with the Chairman of the Board and Chief

Executive Officer and is regularly consulted on material matters. The Lead Director is elected by the independent directors and ensures that (i) the Board of Directors operates independently of management and (ii) directors and shareholders have an independent leadership contact. The Lead Director, who must satisfy our independence standards, has the following specific roles and responsibilities:

•	Ensures that the Board and its committees function independently of our management

•	Chairs Board meetings when the Chairman is not present or when there is a potential conflict

•	Confers with the Chairman to develop the agenda for the Board meetings and schedules for the Board and committee meetings

•	Provides advice and counsel to the Chairman on Board meeting schedules to assure there is sufficient time for all agenda items

•	Calls meetings and sets agendas for executive sessions of the independent directors

•	Evaluates and oversees with the Chairman the quality, quantity and timeliness of the information submitted by management to the independent directors

•	Acts as a liaison between the independent directors and the Chairman and senior management

•	Confers with the Nominating/Corporate Governance Committee Chair and the Chairman as to the membership of the various committees and committee chairs

•	Coordinates with the Nominating/Corporate Governance Committee Chair and the Chairman in the performance evaluation of the Board and its committees

•	Coordinates with the Nominating/Corporate Governance Committee Chair in the performance evaluation of the Chairman

•	Is available for consultation and direct communication, under appropriate circumstances, if requested by major shareholders

•	Retains advisors and consultants at the request of the independent directors

•	Performs such other duties and responsibilities as may be delegated to the Lead Director by the Board from time to time

The Board also has five standing committees: the Audit Committee, the Leadership Development and Compensation Committee, the Financial Policy Committee, the Nominating/Corporate Governance Committee and the Executive Committee. Each committee has a separate chairperson and each committee, other than the Executive Committee, is composed solely of independent directors.

Given our current circumstances and operating strategies, we believe having a combined Chairman of the Board and Chief Executive Officer, as well as having a Lead Director and independent standing Board committees, is the most appropriate structure for us and our shareholders. We believe this structure demonstrates clear leadership to our employees, shareholders and other interested parties and eliminates potential for redundancies and confusion. The Lead Director protects the role of the independent directors by providing leadership to the independent directors and working closely with the Chairman of the Board and Chief Executive Officer.

As part of the Board’s annual assessment process, the Board evaluates our board leadership structure to ensure that it remains appropriate for us. The Board recognizes that there may be circumstances in the future that would lead it to separate the roles of Chief Executive Officer and Chairman of the Board, but believes that the absence of a policy requiring either the separation or combination of the roles of Chairman and Chief Executive Officer provides the Board with the flexibility to determine the best leadership structure for us.

Board’s Role in Risk Oversight. The Board is responsible for our risk oversight. Management is responsible for our risk management, including providing oversight and monitoring to ensure our policies are carried out and processes are executed in accordance with our performance goals and risk tolerances. Our management team holds regular meetings that identify, discuss and assess financial risk from current macro-economic, industry and company specific perspectives. In carrying out its risk oversight function, the Board has five standing committees: the Audit Committee, the Leadership Development and

Compensation Committee, the Financial Policy Committee, the Nominating/Corporate Governance Committee and the Executive Committee. Each committee is responsible for risk oversight within such committee’s area of responsibility and regularly reports to the Board. Additionally, the boards of directors of our principal subsidiaries are comprised largely of non-management directors.

The Audit Committee charter provides that the Audit Committee is responsible for discussing with management our major financial risk exposures and the steps and processes management has taken to monitor and control such exposures including our risk assessment and risk management policies. As part of its regular reporting process, management reports and reviews with the Audit Committee our material risks, including, but not limited to, (i) proposed risk factors and other public disclosures, and (ii) mitigation strategies and our internal controls over financial reporting. The Audit Committee also engages in regular periodic discussions with the Chief Financial Officer and other members of management regarding risks as appropriate. Our internal Risk Management Committee (RMC) continuously monitors NJR’s credit risk management policies and procedures. The RMC is comprised of individuals from NJR-affiliated companies that meet twice a month and provides periodic reports to the Audit Committee. The RMC’s duties include, but are not limited to, evaluating the effectiveness of existing credit policies and procedures, reviewing material transactions and discussing emerging issues.

The Financial Policy Committee charter provides that the Financial Policy Committee reviews and oversees our various financial policies, financing programs, capital and operating plans, benefit plan management, certain risk management policies and makes such recommendations to the Board as it considers appropriate.

In addition to the Audit Committee and Financial Policy Committee, each Board committee considers risks within its area of responsibility. The Leadership Development and Compensation Committee considers succession planning, human resources risks and risks that may be a result of our executive compensation programs. In addition, the Nominating/Corporate Governance Committee considers corporate governance risks and management succession planning. Each of the committees regularly reports to the Board.

Our operational risk oversight is enhanced by our several subsidiary boards of directors that are comprised largely of non-management directors. The board of directors of New Jersey Natural Gas Company provides operational risk oversight to that subsidiary, while the boards of directors of NJR Energy Services Company and NJR Energy Investments Corporation jointly meet periodically and discuss the operational risks of both subsidiaries.

We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee and subsidiary board level, with ultimate oversight by the full Board as led by the Chairman of the Board and Chief Executive Officer and the Lead Director.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to the qualification and selection of directors, director orientation and continuing education, director responsibilities, Board composition and performance, director access to management and independent advisors, director compensation, management evaluation and succession, evaluation of the Board’s performance, policies regarding the Lead Director, meetings of the non-management directors, the policy on communicating with the non-management directors and various other issues. A copy of our Corporate Governance Guidelines is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

Code of Business Conduct and Ethics

The Board has adopted the Principal Executive Officer and Senior Financial Officers Code of Ethics governing our Chief Executive Officer and senior financial officers in compliance with the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC; our Code of Conduct, a code for all directors, officers and employees as required by the NYSE rules; and a Wholesale Trading Code of Conduct, a code applicable to all officers and any employees and agents directly or indirectly involved in the submission or offers or bids to buy or sell natural gas or pipeline or storage capacity (collectively, the “Codes”). The Codes form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct and the high integrity level of our employees. The Codes cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. Copies of the Codes are available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy of each Code is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

INFORMATION ABOUT THE BOARD’S COMMITTEES

The Board has established various committees to assist it with performing its responsibilities. These committees and their current members are described below.

Audit Committee

The Audit Committee consists of Lawrence R. Codey, Donald L. Correll, Alfred C. Koeppe and J. Terry Strange (Committee Chair). Nina Aversano also served as a member of the Audit Committee during fiscal year 2010 until August 19, 2010. The Audit Committee operates under a written charter adopted by the Board that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

The Board has determined that each member of the Audit Committee is “independent” within the meaning of the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934, as amended, and the rules thereunder, as incorporated into the listing standards of the NYSE, and the independence standards of our Corporate Governance Guidelines as discussed above under “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 13. The Board has further determined that each of the members of the Audit Committee is “financially literate” and that, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment. The Board has also determined that Mr. Strange is an “audit committee financial expert,” as such term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Under the corporate governance listing standards of the NYSE, if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. The Board has determined that Mr. Strange’s simultaneous service on the audit committees of more than three public companies will not impair his ability to serve effectively as a member of the Audit Committee.

The Audit Committee met nine times during fiscal year 2010 for the purpose of overseeing management’s responsibilities for accounting, internal control over financial reporting and financial reporting. The Audit Committee selects, appoints, compensates and oversees the independent registered public accounting firm to serve as our independent registered public accounting firm for each fiscal year, approves the retention of, and retains, such firm for any other purposes, and approves the audit and non-audit fees we pay to such firm. The Audit Committee reviews the scope and the results of the work of the independent registered public accounting firm and internal auditors and reviews the adequacy of internal control over financial reporting. The functions and responsibilities of the Audit Committee are described in the “Audit Committee Report” on page 21.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a written policy for the provision of audit services and permitted non-audit services by our independent registered public accounting firm. Our Chief Financial Officer has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, our Audit Committee receives a presentation of an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit Committee approves require no further Audit Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (1) all such services are less than five percent of revenues paid to the independent registered public accounting firm for the fiscal year and (2) the services are approved by the Audit Committee prior to completion of the audit.

Executive Committee

The Executive Committee consists of Nina Aversano, Lawrence R. Codey (Committee Chair), Laurence M. Downes, M. William Howard, Jr., Alfred C. Koeppe, J. Terry Strange, David A. Trice and George R. Zoffinger. William H. Turner also served as a member of the Executive Committee during fiscal year 2010 until his retirement from the Board on January 27, 2010. During the interval between meetings of the Board, the Executive Committee is authorized under our By-Laws to exercise all the powers of the Board in our management, unless specifically directed otherwise by the Board or otherwise proscribed by law. The Executive Committee did not meet during fiscal year 2010.

Financial Policy Committee

The Financial Policy Committee, which consists of Donald L. Correll, Robert B. Evans, M. William Howard, Jr. (Committee Chair), Jane M. Kenny, J. Terry Strange and David A. Trice, met three times during fiscal year 2010 to review and make recommendations to the Board concerning financing proposals, dividend strategy, capital and operating budgets, insurance and other corporate, financial, pension and benefit plan matters.

Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee, which we refer to as the LDCC, consists of Nina Aversano (Committee Chair), Jane M. Kenny, Alfred C. Koeppe, David Trice and George R. Zoffinger. William H. Turner also served as a member of the LDCC during fiscal year 2010 until his retirement from the Board on January 27, 2010. The Board has determined that the members of the LDCC are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended), “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to herein as the Internal Revenue Code)) and “independent directors” (as defined under the applicable NYSE listing standards and our Corporate Governance Guidelines as discussed above under “INFORMATION ABOUT THE BOARD — Board Standards of Independence”) on page 13. In addition, no LDCC member is a current or former employee of the Company or any of our subsidiaries.

The LDCC operates under a written charter adopted by the Board that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719. While the LDCC’s charter does not specify qualifications required for members, the members of the LDCC have been members of other public company boards of directors, are current or former executive officers of public companies or have comparable positions. The LDCC met five times during fiscal year 2010.

Among other things, the LDCC performs the responsibilities of the Board relating to compensation of our executives. The LDCC oversees the performance and qualifications of senior management and interprets, implements and administers the annual compensation and benefits of all of the Company’s and our subsidiaries’ elected officers. The LDCC’s responsibilities include reviewing or approving financial corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers; evaluating the performance of our Chief Executive Officer and our other executive officers in light of those goals and objectives; determining and approving compensation levels for our Chief Executive Officer and our other executive officers based on this evaluation; making recommendations to the Board with respect to annual and long-term incentive compensation plans; evaluating the performance of, and determining the salaries, incentive compensation and executive benefits for senior management; and administering our equity-based and other executive compensation plans. The LDCC also oversees our leadership development, including review and/or approval of our succession planning, officer promotions and affirmative action and diversity plans. The LDCC considers the impact of our executive compensation program, and the incentives created by the compensation awards that the LDCC administers, on our risk profile. In addition, the LDCC reviews all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us.

The Chairman of the LDCC works with our Chief Executive Officer and Vice President — Corporate Services to establish the agenda for LDCC meetings. The Vice President — Corporate Services and management personnel reporting to her prepare data and materials for review by the LDCC using market data from both broad-based and targeted national and regional compensation surveys. Competitive industry analysis is enhanced through review of peer company proxy data, professional research consortia and nationally recognized compensation databases provided by the LDCC’s outside independent compensation consultant.

The LDCC reviews the performance and compensation of our Chief Executive Officer with input from both the full Board and our Chief Executive Officer’s self evaluation. The LDCC approves the compensation of the other executive officers based upon the evaluation and recommendation of our Chief Executive Officer and its own review of each executive officer’s individual performance highlights. When it deems appropriate, the LDCC engages its independent compensation consultant or other appropriate advisors to analyze compensation trends and competitiveness of pay packages and to support the LDCC’s duty to establish each of the executive officer’s targeted overall compensation levels.

The LDCC reports regularly to the Board on matters relating to the LDCC’s responsibilities. In addition, the LDCC follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information regarding the compensation-related activities of the LDCC, see the sections entitled “COMPENSATION DISCUSSION AND ANALYSIS” on page 24 and “REPORT OF LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE” on page 43 of this Proxy Statement, respectively.

Compensation Committee Interlocks and Insider Participation

No member of the LDCC was at any time an officer or employee of the Company, or is related to any other member of the LDCC, any other member of the Board or any executive officer of the Company.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee consists of Nina Aversano, Lawrence R. Codey, Alfred C. Koeppe, David A. Trice and George R. Zoffinger (Committee Chair). William H. Turner also served as a member of the Nominating/Corporate Governance Committee during fiscal year 2010 until his retirement from the Board on January 27, 2010. The Nominating/Corporate Governance Committee operates under a written charter that is available free of charge on our website at http://investor.njresources.com under the caption “Corporate Governance.” A printed copy is available free of charge to any shareholder who requests it by contacting the Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719. The Nominating/Corporate Governance Committee met four times in fiscal year 2010.

The Board has determined that all of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of the listing standards of the NYSE and the independence standards set by the Board as discussed in the section entitled “INFORMATION ABOUT THE BOARD — Board Standards of Independence” on page 13 of this Proxy Statement.

The Nominating/Corporate Governance Committee’s primary purposes and responsibilities are to assess the corporate needs for an effective Board and then, using those assessments to (1) make recommendations to the Board regarding Board composition, size, additional skills and talents needed; (2) identify individuals qualified to become directors, consistent with the criteria approved by the Board and set forth in the Corporate Governance Guidelines; (3) recommend to the Board the selection of nominees for election to the Board; (4) recommend to the Board the individual directors to serve on the committees of the Board; (5) recommend to the Board corporate governance guidelines and oversee related governance matters; and (6) advise the Board on matters that impact corporate social responsibility, advocacy and our reputation. The Nominating/Corporate Governance Committee considers performance of incumbent directors to determine whether to nominate them for re-election.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating/Corporate Governance Committee’s charter provides that the Nominating/Corporate Governance Committee will consider qualified director candidate recommendations by shareholders. Shareholder nominees will be evaluated under the same standards as nominees recommended by management or the non-management members of the Board. Recommendations should be sent to New Jersey Resources Corporation, Office of the Corporate Secretary, 1415 Wyckoff Road, P.O. Box 1464, Wall, New Jersey

07719. Under our By-Laws, any nomination for director should be received by the Corporate Secretary on or before November 11, 2011. In addition, in accordance with our By-Laws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board if such shareholder complies with the procedures set forth in the By-Laws and summarized above under “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING — 20. How do I make a shareholder proposal for the fiscal year 2011 Annual Meeting of Shareholders occurring in 2012?” on page 5. There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating/Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the Meeting.

Nominating/Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating/Corporate Governance Committee identifies and evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Nominating/Corporate Governance Committee evaluates a candidate’s qualifications to serve as a member of the Board based on the background and expertise of individual Board members as well as the background and expertise of the Board as a whole. Nominees will be required to bring the skills, talents, knowledge and expertise to ensure that the composition, structure and operation of the Board serves the best interests of our shareholders. In addition, the Nominating/Corporate Governance Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board’s needs.

Although the Nominating/Corporate Governance Committee does not have a separate policy regarding diversity, it will consider, in identifying first-time candidates, nominees for director, or evaluating individuals recommended by shareholders, the current composition of the Board in light of the diverse communities and geographies we serve and the interplay of the candidate’s or nominee’s diverse individual experience, education, skills, background and other qualities and attributes with those of the other Board members. The Nominating/Corporate Governance Committee incorporates this broad view of diversity into its review and evaluation of new candidates and incumbent nominees in its director nomination process to ensure that the Board’s composition reflects the particular needs of the Board and the Company, and the Nominating/Corporate Governance Committee and Board monitor its effectiveness through the Board’s self-evaluation process. As described under “Nominees for Election as Directors” beginning on page 9, the Nominating/Corporate Governance Committee and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its shareholders.

AUDIT COMMITTEE REPORT

In accordance with the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended September 30, 2010, the Audit Committee met nine times, and the Audit Committee reviewed and discussed the interim financial information contained in the Company’s Quarterly Reports on Form 10-Q, and discussed press releases announcing earnings with our Chief Financial Officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit functions, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (AICPA Professional Standards, Vol. 1. AU section 380), as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended September 30, 2010, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the audit of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010, for filing with the SEC. The Audit Committee also reappointed Deloitte and Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

THE AUDIT COMMITTEE

J. Terry Strange, Chair Lawrence R. Codey Donald L. Correll Alfred C. Koeppe

Dated: November 16, 2010

The “Audit Committee Report” above shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR COMPENSATION

Directors who are not officers of the Company or our subsidiaries are compensated as follows:

•	Each director receives an annual cash retainer of $45,000 and 1,200 shares of Common Stock annually

•	Each director receives a fee of $1,500 for each Board and committee meeting attended

•	The chairs of the Audit, Executive and Leadership Development and Compensation Committees receive an annual retainer of $10,000

•	The chairs of the Financial Policy and Nominating/Corporate Governance Committees receive an annual retainer of $5,000

•	The Lead Director receives an annual retainer of $10,000.

Directors who are also officers of the Company or our subsidiaries do not receive additional compensation for serving on the Board. All directors are reimbursed for any out-of-pocket expenses incurred in attending Board or committee meetings. Share ownership guidelines have been established for directors that specify the expected level of stock ownership of 6,000 shares of Common Stock to be achieved over a five-year period. The following table presents information relating to total compensation of our non-employee directors for the fiscal year ended September 30, 2010.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(7) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)		All Other Compensation(3) ($)	Total ($)
Nina Aversano	82,750	44,172	—	—	2,344	(4)	4,079	133,345
Lawrence R. Codey	94,000	44,172	—	—	—		79	138,251
Donald L. Correll	71,000	44,172	—	—	—		79	115,251
Robert B. Evans	60,500	44,172	—	—	—		79	104,751
M. William Howard, Jr.	71,750	44,172	—	—	—		79	116,001
Jane M. Kenny	66,500	44,172	—	—	—		1,079	111,751
Alfred C. Koeppe	89,250	44,172	—	—	609	(5)	7,579	141,610
J. Terry Strange	82,500	44,172	—	—	—		79	126,751
David A. Trice	81,250	44,172	—	—	—		2,079	127,501
William H. Turner(8)	23,500	—	—	—	—		79	23,579
George R. Zoffinger	74,500	44,172	—	—	8,965	(6)	79	127,716

(1)

This column reports the amount of cash compensation earned in fiscal year 2010 for Board and committee service. For fiscal year 2010, each non-employee director (other than Mr. Turner who retired as of January 27, 2010) received an annual cash retainer of $35,000.

(2)

Amounts shown represent the dollar amounts of the grant date fair value of the annual retainer of 1,200 shares computed in accordance with the share-based compensation provisions of Financial Accounting Standards Board (FASB) ASC Topic 718. These amounts are based upon the closing price of our Common Stock on the grant date of $36.81.

(3)

Amounts in this column do not represent compensation paid to the directors. These amounts are comprised of (a) our matching contributions of the non-management director’s charitable donations to eligible organizations made in fiscal year 2010 as part of our overall support of charitable organizations under our Matching Gift Program for the Board and (b) premiums we paid in fiscal year 2010 for a Directors and Officers Travel Insurance Policy in the amount of approximately $79 per director. SEC rules require disclosure of these amounts in this table.

(4)	Includes $2,344 contributed by us in fiscal year 2010 as we guarantee a return on directors’ deferred compensation at the federal Prime Rate plus 2.0 percent.
(5)	Includes $609 contributed by us in fiscal year 2010 as we guarantee a return on directors’ deferred compensation at the federal Prime Rate plus 2.0 percent.
(6)	Includes $8,965 contributed by us in fiscal year 2010 as we guarantee a return on directors’ deferred compensation at the federal Prime Rate plus 2.0 percent.

(7)

The aggregate number of stock options held by each non-employee director and the aggregate number of shares of Common Stock held by each non-employee director (including deferred stock) as of September 30, 2010, was as follows:

Directors	Number of Options	Shares of Common Stock
Nina Aversano	10,125	15,468
Lawrence R. Codey	2,250	28,772
Donald L. Correll	—	3,165
Robert B. Evans.	—	4,461
M. William Howard, Jr.	—	6,599
Jane M. Kenny	—	6,301
Alfred C. Koeppe	—	19,519
J. Terry Strange	12,000	9,004
David A. Trice	—	24,226
George R. Zoffinger*	—	67,907

*	Includes 1,456 shares of Common Stock held by Mr. Zoffinger as custodian in trusts for the benefit of relatives, all as to which Mr. Zoffinger disclaims beneficial ownership.
(8)	Mr. Turner retired from the Board on January 27, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the tables and text elsewhere in this Proxy Statement that describe the compensation awarded to, earned by or paid to the named executive officers.

Our Named Executive Officers

The purpose of the Compensation Discussion and Analysis is to explain the process the Leadership Development and Compensation Committee (“LDCC”) of the Board of Directors (the “Board”) uses to determine compensation and benefits for the following individuals, who are our “named executive officers” for the fiscal year ended September 30, 2010:

Name	Title
Laurence M. Downes	Chairman of the Board, Chief Executive Officer and President
Glenn C. Lockwood	Senior Vice President and Chief Financial Officer
Kathleen T. Ellis	Executive Vice President and Chief Operating Officer, New Jersey Natural Gas Company
Stephen D. Westhoven	Senior Vice President, NJR Energy Services Company
Mariellen Dugan	Senior Vice President and General Counsel

Compensation of our named executive officers is determined under our compensation and benefits program for senior executives that is governed by the LDCC. The LDCC reviews the performance of all officers of the Company and its subsidiaries and makes recommendations to the Board with respect to the compensation of such officers. The LDCC also reviews and makes recommendations to the Board relating to the benefit programs applicable to all officers and has oversight of certain of our employee benefit plans. Additional information with respect to the LDCC can be found on page 18 of this Proxy Statement.

Guiding Philosophy

The LDCC believes that the compensation program for executive officers should reward the achievement of our short-term and long-term objectives and that compensation should be related to the value created for our shareholders. Furthermore, the compensation program should reflect competition and best practices in the marketplace. The following objectives serve as the LDCC’s guiding principles for all compensation decisions they make:

•

Our executive compensation and benefits should attract, motivate, reward and retain the management talent necessary to achieve our business objectives, at compensation levels that are fair, equitable and competitive with those of comparable companies.

•	Compensation should be set based on the leadership of each executive officer, which is based on skill, experience and achievement, taking into account market rates.

•

Compensation should also be based upon our “Commitment to Stakeholders” key performance measures for Safe, Reliable, and Competitively Priced Service, Customer Service, Growth, Quality, Valuing Employees, Corporate Citizenship and Superior Return.

•

Compensation should be linked to individual and corporate performance by aligning our executive compensation program to company-wide performance, which is defined in terms of financial performance and increases in shareholder value.

•

There should be an appropriate mix and weighting between base salary, annual cash incentive awards and long-term equity incentive awards such that an adequate amount of each executive officer’s total compensation is performance-based or “at risk.” Further, as an executive’s responsibilities increase, the portion of “at risk” compensation for the executive should increase as a percentage of total compensation.

In addition, the LDCC believes that the various elements of our compensation program effectively achieve the objective of aligning compensation with performance measures that are directly related to our financial goals and creation of shareholder value without encouraging executives to take unnecessary and excessive risks.

Developments in our Executive Compensation Program for Fiscal Year 2010

During fiscal year 2009, we undertook our annual review of our executive compensation practices to ensure that our plans and practices were competitive, supportive of the goals of the organization and in keeping with the best interests of our shareholders. As a result of that review, we made the following modifications to the executive compensation program for fiscal year 2010:

•

Approved a new long-term equity incentive award program that included a mix of new performance share awards with performance criteria based upon both total shareholder return and net financial earnings growth over 33 and 36 month periods, respectively, and issued restricted stock awards, all under our 2007 Plan

•	Approved a new Officer Incentive Plan for fiscal year 2010, which we refer to as the 2010 OIP, relating to annual cash incentive awards

Fiscal Year 2010 Performance Highlights

In fiscal 2010, we had a solid year and were able to overcome some significant unexpected challenges. We achieved net financial earnings growth for the 19th consecutive year with net financial earnings of $2.46 per share, an increase of 2.5 percent from fiscal 2009. Our common stock continued to provide a positive long-term return as NJR common stock had the second highest Total Shareholder Return (TSR) among our comparator peer group for the 33 month performance share cycle ended September 30, 2010. In addition, New Jersey Natural Gas Company (NJNG), one of our principal subsidiaries, had a record year of earnings. Although our other principal subsidiary, NJR Energy Services Company (NJRES), was able to perform well in the face of significant challenges in the marketplace that affected the entire industry, its net financial earnings were below our original plan, which affected our consolidated net financial earnings performance.

Elements of Our Compensation Program for Named Executive Officers

The LDCC has a specific mix of compensation components that it targets, with the intent to make each component of total direct compensation competitive with that of other companies of similar size and operational characteristics while also linking compensation to individual and corporate performance and encouraging stock ownership by senior management. The table below describes each compensatory element in our program and briefly explains how it promotes our objectives. We believe the combination of these different elements provides an appropriate balance of rewards, incentives and benefits to our executives and enables us to meet our desired compensation objectives, strengthen our ability to attract and retain highly qualified individuals and to appropriately link pay to performance in order to treat our shareholders fairly.

Element of Compensation	Description	How This Element Promotes Company Objectives
Annual Compensation:

Base Salary	Fixed annual compensation that is certain in payment and provides continuous income.	Aids in both recruitment and retention; designed to be competitive in the marketplace.

Annual Cash Incentive Awards	Performance-based compensation for achieving established annual goals based on net financial earnings, individual leadership and our Commitment to Stakeholders.	Motivates and rewards achievement of annual corporate objectives by providing at-risk comprehensive pay opportunities linked to individual and company performance.

Long-term Compensation:

Performance Unit/Share Awards	Grants of shares or units which are payable in Common Stock and based on relative TSR performance relative to a peer group and/or Net Financial Earnings (NFE)* growth, each over a long-term period.	Increases long-term equity ownership and provides strong incentives to executives by aligning a portion of their compensation to the total shareholder return on our Common Stock or NFE growth versus that of a comparator group of selected companies and our long-term earnings growth.

Element of Compensation	Description	How This Element Promotes Company Objectives
Restricted Stock Awards	Grants of our Common Stock that are part of our long-term incentive program and may also be used for special recognition of superior performance; ratable vesting over a specified period.	Promotes retention and increases long-term equity ownership and provides strong incentives to executives by aligning a portion of their compensation to the future value of our stock.

Performance-Based Restricted Stock Awards	Grants of Restricted Stock that only vest if we achieve NFE per share goals over a specified period.	Promotes retention, increases long-term equity ownership and provides strong incentives to executives by aligning a portion of their compensation to our financial performance.

Deferred Stock Retention Awards	Grants of deferred shares of our Common Stock used to recognize and reward superior performance; executive must comply with non-competition and non-solicitation covenants to receive share payout at a future date.	Promotes retention by providing disincentive to executive to leave us for a competitor, increases long-term equity ownership by executives and aligns a portion of their compensation to the future value of our stock.

Other Compensation:

Deferred Compensation	Opportunity to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles.	Encourages executive retention at minimal cost to us.

Severance Payments and Benefits (including after a change in control)	Payments and benefits upon termination of an executive’s employment in specified circumstances.	Provides assurance of financial security which is desirable in lateral recruiting and executive retention and permits objective evaluation by executives of potential changes to our strategy and structure.

Other Benefits	Executives participate in employee benefit plans generally available to our employees, including our Employees’ Retirement Savings Plan (“401(k) Plan”), medical, health, dental, life, accidental death and dismemberment, travel and accident and long-term disability insurance; other certain perquisites.	Fair and competitive programs to provide family protection, facilitate recruitment and retention and are part of our broad-based total compensation.

*	NFE is a financial measure not calculated in accordance with generally accepted accounting principles (GAAP) and is discussed in greater detail on page 30 of this Proxy Statement under “Net Financial Earnings Component.”

The Compensation Review Process

Process for Approval of Compensation Measures. Our planning process begins in May (the third quarter of our fiscal year) when management identifies financial and operational goals, performance measures and action plans that are tied to our Commitment to Stakeholders and that will be executed by the business units and approved by our management in August (the fourth quarter of our fiscal year) for the next fiscal year. These metrics are presented to the Board in September for approval. Upon approval by the Board, the financial and operational goals become the compensation measures for the executive officers and are communicated to the rest of the organization through the performance planning and evaluation process and through management presentations to employees.

Role of the LDCC and the Chief Executive Officer. Governance of our compensation program is the responsibility of the LDCC, which consists solely of independent directors. The LDCC works with management, in particular our Chief Executive Officer and the Vice President — Corporate Services, in making decisions regarding our compensation program.

The LDCC reviews and takes into account all elements of executive compensation in setting policies and determining compensation amounts. The Chief Executive Officer is responsible for recommending to the LDCC the compensation amounts of each of our named executive officers, other than himself. The Chief Executive Officer attends meetings of the LDCC, but does not participate in the portion of the meetings when his compensation or performance is discussed.

Role of Compensation Consultant. The LDCC is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties and therefore retained Steven Hall & Partners, a nationally known compensation consulting firm, to (i) assist in gathering and analyzing market data, (ii) advise the LDCC on compensation standards and trends and (iii) assist in the implementation of policies and programs during fiscal year 2010. All work completed by the outside advisor is subject to the approval of the LDCC. The outside advisor’s role with respect to the LDCC is to provide independent advice and counsel. The LDCC does not delegate authority to its outside advisor or to other parties. Prior to each meeting of the LDCC, Steven Hall & Partners meets with the Chief Executive Officer and the Chairman of the LDCC, followed by a private meeting with only the LDCC Chairman. Periodically, the LDCC also meets in executive session with our outside advisor to discuss our compensation program. During fiscal year 2010, Steven Hall & Partners periodically met with management, participated in LDCC meetings throughout the year, reviewed materials in advance and provided to the LDCC additional data on market trends and overall compensation design and assessed recommendations for base salary and annual incentive awards for our named executive officers.

Comparator Group Analysis. We intend that the levels of compensation available to executive officers who successfully enhance corporate value be competitive with the compensation offered by publicly held companies that are similar to us with regard to size and industry focus so that we can successfully attract and retain the high quality executive talent we believe is critical to our long-term success. To understand the competitive market for pay and set the compensation terms for our program, we analyzed the compensation programs of a comparator group of companies. When selecting our comparator group in consultation with the independent compensation consultant, we included companies that are generally similar to us based upon several criteria such as industry focus, market capitalization, revenues and earnings. The comparator group that we ultimately selected remained the same from fiscal year 2009.

We identified the following companies as our comparator group for reference in setting compensation for fiscal year 2010:

AGL Resources Inc.	Northwest Natural Gas Company	Southwest Gas Corporation
Atmos Energy Corporation	Piedmont Natural Gas Company, Inc.	Vectren Corporation
The Laclede Group Inc.	South Jersey Industries, Inc.	WGL Holdings, Inc.
Nicor Inc.

We do not rely exclusively on comparator group data in setting the terms of our compensation program. Consideration also is given to major compensation surveys of companies in the utility industry. Additionally, we recognize that some executives have skills and responsibilities that are transferable outside of the regulated comparator companies. For this reason, for these selected positions we also consider pay levels among non-utility industry companies to ensure that the compensation levels provided are competitive. We also consider regional demographic and economic conditions as factors affecting our compensation program. Survey information provided by Steven Hall & Partners helps to confirm the validity and provide broader context to the comparator group data, as well as provide data for positions where comparator data is not available from public filings with the SEC.

Establishing Total Direct Remuneration

Total direct remuneration is the sum of base salary, annual cash incentive awards and long-term equity incentive awards. A major portion of each named executive officer’s remuneration is therefore established by performance-based incentives, which requires achievement of performance goals as a condition to earning annual cash incentive awards and long-term equity incentive awards. The at-risk portion of total direct remuneration provides increased pay for higher levels of corporate performance.

In setting each named executive officer’s total direct remuneration opportunity, the LDCC takes into account other factors such as the responsibilities, performance, contributions and service of the executive, including compensation in relation to that of other employees. As a result, we do not set total direct remuneration or the component parts at levels to achieve a mathematically precise market position. In determining executive compensation, the LDCC reviews all components of our Chief Executive Officer’s and each other named executive officer’s total compensation, including retirement benefits and the costs of all perquisites received to ensure such compensation meets the goals of the program. As a part of this review, the LDCC considers corporate performance information, compensation survey data, the advice of consultants, and the recommendations of management. The LDCC also takes into consideration individual and overall company operating performance to ensure executive compensation reflects past performance as well as future potential and adequately differentiates between employees, based on the scope and complexity of the employee’s job position, market comparisons, individual performance and experience, and our ability to pay. Our Chief Executive Officer’s and each other named executive officer’s performance is reviewed annually by the LDCC prior to considering changes in compensation. The performance of our Chief Executive Officer and the performance of each other named executive officer is evaluated in light of our overall performance (as described in greater detail below) and non-financial goals and strategic objectives approved by the LDCC and the Board. Based on its review, the LDCC believes total compensation for each of the named executive officers is reasonable.

The following table shows the target total direct remuneration opportunity approved by the LDCC for fiscal year 2010. The table states the annual salary of each named executive officer as of September 30, 2010. The table includes the amount of the annual cash incentive award that could have been earned by a named executive officer meeting target performance goals relating to net financial earnings, our Commitment to Stakeholders and individual leadership described below. From time to time, the LDCC considers the use of long-term equity incentive awards as a component of the named executive officers’ compensation.

Name	Salary ($)		Target Annual Cash Incentive Amount* ($)		Target Total Long- Term Equity Incentive Value** ($)	Target Total Direct Remuneration ($)
Laurence M. Downes	721,000	†	721,000		908,610	2,350,610
Glenn C. Lockwood	293,000		131,850		133,856	558,706
Kathleen T. Ellis	300,000		135,000		137,450	572,450
Stephen D. Westhoven	275,000		N/A	††	101,663	N/A	††
Mariellen Dugan	262,000		117,900		123,166	503,066

*	The target annual cash incentive amount for Mr. Downes is 100 percent of annual salary. Based upon the LDCC’s assessment of fiscal year 2010 performance and to highlight its support of Mr. Downes leadership and performance, Mr. Downes would have been eligible to be granted an annual cash incentive award of $721,000, his target award amount, for fiscal year 2010. As described in more detail on page 46 of this Proxy Statement, Mr. Downes previously informed the LDCC that he did not want to be eligible to be granted a 2010 annual cash incentive award. Following discussions with Mr. Downes, the LDCC determined that the amount that otherwise would have been paid to Mr. Downes would be available to increase the annual cash incentive amounts for other Company employees for their performance during fiscal year 2010 by this amount. For other named executive officers, other than Mr. Westhoven, the target annual cash incentive amount ranges between 40 and 50 percent of annual salary. For illustrative purposes, we calculated the amount listed in this table for the other named executive officers, other than Mr. Westhoven, at 45 percent of annual salary.
**	Represents full grant date fair market value of performance-based restricted stock granted in fiscal 2010, calculated in accordance with FASB ASC Topic 718. For more information regarding the grant of long-term equity incentive awards in fiscal year 2010, please see “Long-Term Equity Incentive Awards” on page 36 below.
†	The LDCC approved an increase of Mr. Downes base salary for fiscal year 2011 but Mr. Downes declined to accept the increase.
††	Mr. Westhoven did not have a target annual cash incentive amount for fiscal year 2010. His compensation is described in more detail below under “Fiscal Year 2010 Annual Incentive Award for Mr. Westhoven.”

Components of Compensation

Base Salary

In setting the base salary level of each executive officer, the LDCC considers marketplace compensation data compiled and presented by Steven Hall & Partners, as well as the executive’s experience level, demonstrated capabilities, time and placement in position and the actual performance of the Company and the executive. No particular weight is assigned to any one factor. Base salary increases for all of our named executive officers, with the exception of our Chief Executive Officer, are recommended by our Chief Executive Officer and subject to review and approval by the LDCC and the Board. Base salary increases for our Chief Executive Officer are determined by the LDCC and approved by the Board.

Annual Cash Incentive Awards

We maintain a strong link between performance and pay within our executive compensation program through emphasis on incentives and utilization of performance measures, which we believe are key drivers of shareholder value creation. The LDCC reviews and approves the annual performance objectives for the Company and our named executive officers at the start of each fiscal year. In November 2009, the LDCC approved the 2010 OIP. Our objectives for the 2010 OIP were partially based on a review of our compensation programs by Steven Hall & Partners. Our objectives for the 2010 OIP were to maintain line of sight for each executive officer by providing them with an understanding of their individual objectives and how they could be achieved based on areas that they impact, continue the linkage to corporate results and provide flexibility to determine awards based on qualitative performance assessments.

The 2010 OIP sought to motivate our senior executives by rewarding them when our annual financial performance goals and their individual performance goals are met. After the end of fiscal year 2010, the Chief Executive Officer and the LDCC evaluated the degree to which the Company and our named executive officers met their respective goals. Under the 2010 OIP, the Chief Executive Officer recommends the annual incentive awards to the LDCC for executive officers other than himself and Mr. Westhoven. Mr. Westhoven’s annual incentive award was not determined by the 2010 OIP and is discussed separately below under “Fiscal Year 2010 Annual Incentive Award for Mr. Westhoven” on page 35.

In addition, under the 2010 OIP, based upon the recommendations of the Chief Executive Officer, the LDCC has discretion to increase or reduce any annual cash incentive award payable. In addition, our Chief Executive Officer, subject to LDCC approval, may recommend special recognition awards to named executive officers who have provided outstanding performance during the fiscal year notwithstanding whether or not an annual cash incentive award is earned by any such named executive officer. The Chief Executive Officer engages in extensive discussions, evaluation and review of his recommendations with the LDCC to reach a consensus on the annual cash incentive awards.

The Chief Executive Officer uses the criteria set forth in the 2010 OIP to guide his recommendations of the annual cash incentive awards to the LDCC. The criteria that guide the Chief Executive Officer’s recommendations are: (i) net financial earnings, (ii) Commitment to Stakeholders and (iii) leadership. The Chief Executive Officer generally bases his annual cash incentive award recommendations 50 percent on our net financial earnings amount, 30 percent on the participant achieving an individual leadership component and 20 percent on the Company meeting an overall Commitment to Stakeholders component. While these criteria serve as guidelines, the Chief Executive Officer has discretion to determine the actual awards to recommend to the LDCC.

The target annual cash incentive award opportunity under the 2010 OIP for each of the named executive officers other than Mr. Westhoven was between 40 and 50 percent of base salary, except for our Chief Executive Officer, whose target was set at 100 percent of base salary. For illustrative purposes, in the table on page 28, we use a target amount of the midpoint of that range, 45 percent, for our named executive officers other than our Chief Executive Officer and Mr. Westhoven. Actual fiscal year 2010 cash incentive award payments under the 2010 OIP, if earned, could theoretically range from 0 percent up to 150 percent of this targeted amount for each of the named executive officers other than Mr. Westhoven. Amounts payable under the 2010 OIP that exceeded 150 percent of the target amount, could be paid in full, or in part, in the form of restricted stock based on our Chief Executive Officer’s recommendation and subsequent approval by the LDCC. The actual payouts of the 2010 annual cash incentive awards are described in the section of the Proxy Statement entitled “— Actual Fiscal Year 2010 Cash Incentive Award Payouts Under the 2010 OIP,” on page 33.

Net Financial Earnings Component

Net financial earnings represents net income excluding the accounting impact of unrealized gains and losses from certain derivative instruments, net of taxes. Net financial earnings is not an alternative to a measure derived from GAAP, such as earnings per share or any other GAAP measure of liquidity or financial performance. We use net financial earnings as one of our key performance measures for compensatory purposes because we believe it strongly encourages capital discipline and better investment decisions and leads to enhanced cash flow and shareholder value.

Our general policy is that no annual cash incentive award is payable to our named executive officers under the 2010 OIP unless we achieve a threshold of at least 75 percent of a target net financial earnings amount. For fiscal year 2010, the target net financial earnings amount was $106.1 million. Therefore, the threshold amount of net financial earnings that guided the Chief Executive Officer’s and LDCC’s decision-making was $79.6 million.

The table below shows the performance/payout curve for the net financial earnings component of the annual cash incentive awards. Performance between the stated percentages is interpolated.

Performance as a Percent of Net Financial Earnings (NFE) Target	Percent of Targeted Payout Amount for NFE Component
Less Than 90%	0%
90% (threshold)	50%
96% (actual)	80%
100% (target) ($106.1 million)	100%
110%	150%

Leadership Component

The leadership component of the annual cash incentive award is determined based on our Chief Executive Officer’s review of established business unit initiatives and individual performance assessments that is then ratified by the LDCC. As part of his review, our Chief Executive Officer seeks and considers specific examples of how each named executive officer met these objectives. The LDCC assesses the leadership component for our Chief Executive Officer based on a review of his performance in comparison with his specific individual objectives for the past fiscal year. The maximum payout for this portion of the annual cash incentive award is equal to 150 percent of the targeted amount. The LDCC determines the leadership component of the annual cash incentive award for each of our named executive officers other than our Chief Executive Officer at its discretion based on reviews by our Chief Executive Officer.

Our Chief Executive Officer’s leadership objectives for fiscal year 2010 included:

•	Achievement of the goals and objectives enumerated in our fiscal year 2010 business and financial plan

•	Implementation of the initiatives contained in our Commitment to Stakeholders

•	Evaluation of new growth initiatives

•	Focusing on the continued development of our leadership team

•	Maintaining and enhancing our strong relationships with all key external stakeholders

The leadership objectives of the other named executive officers for fiscal year 2010 included:

•	Vision, strategy and innovation,

•	Implementation of the initiatives contained in our Commitment to Stakeholders program

•	Decision-making and judgment

•	Breadth of knowledge about our business

•	Execution and performance of their job responsibilities

•	Effectively managing subordinates

•	Collaboration and teamwork

Commitment to Stakeholders Component

The Commitment to Stakeholders (CTS) component of the annual cash incentive award, which comprises 20 percent of that award, is determined based on a subset of 64 specific performance measures that the LDCC views as important to our shareholders, and that encompass a broader range of our activities that are not necessarily reflected in our financial metrics. These performance measures are company-wide and fall into the following seven categories:

•	Safe, reliable and competitively priced service: Measures employee safety, system safety, system reliability, service reliability and competitive pricing

•	Customer satisfaction: Measures customer care, problem resolution, billing accuracy and timely response

•	Growth: Measures net financial earnings growth, progress on the regulatory and New Jersey Energy Master Plan and business unit growth

•	Quality: Measures quality of processes throughout the organization

•	Valuing employees: Measures provision of feedback to employees, leadership development, workforce relations and positive work environment

•	Corporate citizenship: Measures customer and community outreach, environmental focus, promotion of ethical behavior and fostering of community and business relationships

•	Superior Return: Measures net financial earnings growth, financial metrics, total return to shareholders and business unit productivity

The 64 performance measures were set through a process that began early in the third quarter of fiscal year 2009. A team of employees from across our business units selected these performance measures spanning the seven CTS categories listed above. This set of 64 performance measures was then reviewed by a senior executive team, including our Chief Executive Officer and Chief Financial Officer, who made further edits and recommendations to the measures.

The LDCC and management use these metrics to measure our overall effort to provide our customers, shareholders, communities and other stakeholders with the highest quality service and performance. Each of the performance measures is objective and quantifiable. For instance, we measure corporate citizenship by calculating the total number of employee volunteer hours and calculating the total number of people reached by our customer and community outreach programs using data compiled at each such event during the course of the fiscal year.

For each performance measure, a performance target was developed based upon historical company information, peer information, comparative data, trends and, in certain cases, benchmarks required by state regulations. Performance targets were set by the appropriate business unit leaders and reviewed and approved by our Quality Department and the senior executive team, including our Chief Executive Officer. Thereafter, the 64 performance measures and targets were approved by the LDCC. The performance measures and targets were then published and distributed to our employees shortly after the beginning of fiscal 2010. Separately, the senior executive team selected a subset of the 64 performance measures for recommendation to the Chief Executive Officer and the LDCC for purposes of determining the CTS component of the annual cash incentive award. The subset was then reviewed by the Chief Executive Officer and the LDCC and a final subset, which was ultimately comprised of nine performance measures, was approved by the LDCC (the “Performance Measures.”) When selecting the Performance Measures, the Chief Executive Officer and the LDCC selected one or more significant measures in each of the seven CTS categories in order to encompass a broad spectrum of our performance, thereby allowing them to best gauge, on a company-wide basis, how well the executive management team is fulfilling the CTS. As a result, the Chief Executive Officer and the LDCC consider the Performance Measures as those most useful for a broad assessment of executive performance.

When determining the CTS component of the annual cash incentive award, the LDCC and the Chief Executive Officer establish threshold, target and maximum performance levels for each of the Performance Measures. The threshold level is based on a level of performance that was believed to be achievable, the target level is based on a level of performance that was believed to be aggressive, but obtainable, and the maximum level is based on a level of performance that was believed to be attainable by achieving exceptional performance. Each of these Performance Measures is weighted equally and an overall average measurement is obtained. The overall average measurement reflects the average company-wide performance on the Performance Measures (each weighted equally) on a scale of 0 to 120% of the target goal. For example, if we were to meet exactly the target goal for each of the Performance Measures, the average company-wide performance amount would be 100%.

The table below shows the nine Performance Measures, and indicates our threshold, target and maximum performance levels, as well as indicating our actual performance for each of the Performance Measures:

Performance Measures	Performance Range (threshold to maximum)	Target Performance	Actual Performance	Percentage of Target*
Occupational Safety and Health Act (OSHA) recordable incident rate per 100 full-time employees	5.4 — 3.6	4.5	6.8	0%

Three-year rolling average of the gas cost portion of the utility bill measured quarterly compared with three peer companies	Lowest	Lowest	Lowest	100%

Overall customer satisfaction rate	90.0% — 100.0%	95%	93.3%	83%

Net Financial Earnings growth rate over prior fiscal year	4.0% — 6.0%	5.0%	2.5%	0%

Completion of Quality Plan	Completed	Completed	Completed	100%

Training efficacy measured by participant satisfaction scores	3.2 — 4.8	4.0	4.5	131%

Total number of employee volunteer (VISION) hours	3,200 — 4,800	4,000	4,369	123%

Gross margin per dollar of Operations and Maintenance spending	$2.29 — $3.43	$2.86	$2.52	71%

Consolidated Net Financial Earnings per basic share	$2.02 — $3.02	$2.52	$2.46	94%

*	The percentage of target is adjusted to a scale of 0 to 150% for purposes of determining the CTS component of the annual cash incentive award.

As illustrated in the tables above and below this paragraph, during fiscal 2010, the average company-wide performance as compared to the target goal was 78% of the target goal. This corresponded to a payout of 0% of the target payout amount for the CTS component of the annual cash incentive award formula.

The table below shows the performance/payout curve for the Commitment to Stakeholders component of the annual cash incentive awards. Performance between the stated percentages is interpolated.

Performance as a Percent of Commitment to Stakeholders Target	Percent of Targeted Payout Amount for Commitment to Stakeholders Target Component
78% (actual)	0%
Less Than 80%	0%
80% (threshold)	50%
100% (target)	100%
120%	150%

Actual Fiscal Year 2010 Cash Incentive Award Payouts Under the 2010 OIP

In November 2010, the LDCC reviewed the results of the 2010 OIP based on the recommendations made by the Chief Executive Officer. The amounts of the annual cash incentive awards that were recommended by the Chief Executive Officer to the LDCC and subsequently approved by the LDCC are set forth below. For fiscal year 2010, the net financial earnings, Commitment to Stakeholders and leadership components comprised 50 percent, 20 percent and 30 percent, respectively, of the annual cash incentive awards under the 2010 OIP for each of our named executive officers.

This totaled a payout amount equal to 85 percent of each of the named executive officer’s respective target of fiscal year 2010 total annual cash incentive award, calculated as set forth below.

For fiscal year 2010, our net financial earnings were $101.6 million, which corresponded to a payout amount equal to 40 percent of the total target annual cash incentive award. We calculated this payout amount as follows:

Actual NFE	Target NFE	Percent of Target	Percent of Target Payout Amount	Component Percentage	Amount Earned as Percent of Total Annual Cash Incentive Award
$101.6 million	$106.1 million	96%	80%	50%	40%

In addition, we achieved 78 percent of our Commitment to Stakeholders targets, which corresponded to a payout amount equal to 0 percent of the total target annual cash incentive award. We calculated this payout amount as follows:

Actual Performance as a Percentage of Commitment to Stakeholders Target	Percent of Target Payout Amount	Component Percentage	Amount Earned as Percent of Total Annual Cash Incentive Award
78%	0%	20%	0%

Individual leadership performance reviews for each of the named executive officers (other than our Chief Executive Officer) were submitted by our Chief Executive Officer for discussion and consideration by the LDCC. The LDCC reviewed each of the named executive officer’s 2010 individual leadership results, including our Chief Executive Officer, and assessed these results against such named executive officer’s objectives. The following table sets forth certain of the 2010 individual performance highlights for each of our named executive officers that were factored into their 2010 annual cash incentive award and the setting of 2010 total targeted direct compensation.

Name	Fiscal Year 2010 Performance Highlights
Laurence M. Downes	• Consistent financial performance by the Company
• Achievement of most fiscal 2010 business and financial plan metrics
• Implementation of the majority of the initiatives contained in the Commitment to Stakeholders
• Receipt of numerous awards and distinctions in fiscal year 2010

Glenn C. Lockwood	• Led the process of developing a new business model
• Maintained existing credit rating; Moody’s Investors Service improved their outlook to “Stable”
• Led the continued improvement of the NJR tax function
• Led the process of addressing the Investment Tax Credit issues related to solar energy

Kathleen T. Ellis	• Executed Accelerated Infrastructure Program
• Successful roll out of The SAVEGREEN Project™
• Secured Conservation Incentive Program Extension (CIP2)
• Delivered $3.3 million in expected new customer margin

Stephen D. Westhoven	• Generated $55.7 million in financial margin*, delivering $24.8 million of net financial earnings

•   Successfully directed NJR Energy Services Company’s (NJRES) long option trading strategy with opportunistic transactions to capture value from “out of the money” assets and establish a platform for future earnings

• Assumed the lead role at NJRES and guided Senior Management and Board of Directors through challenging market conditions and business assessment
• Led a strategic re-organization of the NJRES and NJR midstream organizational structures

Name	Fiscal Year 2010 Performance Highlights

Mariellen Dugan	• Conducted a thorough assessment of our codes of conduct
• Effectively handled all litigation matters, including the successful resolution of several important cases
• Conducted Compliance Risk Assessment
• Continued improvement of business and financial acumen

*	NJRES’ financial margin, which is a non-GAAP financial measure, represents revenues earned from the sale of natural gas less costs of natural gas sold including any transportation and storage costs, and excludes any accounting impact from the change in fair value of derivative instruments designed to hedge the economic impact of transactions that have not been settled, which represent unrealized gains and losses, and the effects of economic hedging on the value of our natural gas in storage. For further discussion of this financial measure, please see Part II, Item 7 of our Annual Report on Form 10-K filed on November 24, 2010.

The Chief Executive Officer recommended to the LDCC that each named executive officer achieved 150 percent of their leadership goals, which corresponded to a payout amount equal to 45 percent of the total target annual cash incentive award. We calculated this payout amount as follows:

Percent of Target Payout Amount for Leadership Component	Component Percentage	Amount Earned as Percent of Total Annual Cash Incentive Award
150%	30%	45%

Notwithstanding the 2010 OIP formula payout amount which was equal to 85 percent of each of the named executive officer’s respective target total annual cash incentive awards, the LDCC determined to use its discretion based upon reviewing the 2010 OIP in its entirety, to make the payments set forth in the following table to the named executive officers under the 2010 OIP. Specifically, the LDCC referred to a complete picture of market conditions and individual performance results and took into account the individual performance highlights listed on pages 33-34. Analysis of each named executive officer’s performance goes beyond their respective performance as measured by the subjective leadership component of the incentive award formula. The LDCC considered the following highlights of our fiscal year 2010 performance when adjusting the awards above the formula payout amount:

•	Improved financial performance for the 19th consecutive year

•	Strong performance at NJNG, which had a record year of earnings performance

•	Total shareowner returns exceeding our comparator group companies over three-year and five-year periods

•

NJNG ranked the highest in customer satisfaction with residential natural gas service in the eastern United States among large utilities on the J.D. Power and Associates 2010 Gas Utility Residential Customer Satisfaction StudySM

•	Success working with our regulators, including the extension of our Conservation Incentive Program and The Savegreen Project™

•	Accelerated and started roll out of our clean energy strategy

In addition to the performance highlights listed above, the LDCC considered the performance of NJRES in fiscal year 2010, which was below our original plan and had a negative impact on our net financial earnings, thereby affecting the Net Financial Earnings and CTS components of the 2010 OIP formula payout for annual cash incentive awards. Since the named executive officers, other than Mr. Downes and Mr. Westhoven had little or no control over the performance of NJRES in fiscal year 2010, the LDCC decided that the awards for such named executive officers should not be adversely affected by the unexpected difficult industry conditions that affected the results at NJRES.

The LDCC, working with its outside compensation consultant, also reviews the compensation practices of similarly situated companies and adjusts the annual cash incentive awards of our named executive officers accordingly when they believe such action is appropriate. These annual cash incentive award amounts are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 44 of this Proxy Statement. In light of the factors described above, each of the named executive officers, other than the Chief Executive Officer and Mr. Westhoven, who does not have a target amount, received an annual cash incentive award equal to or in excess of their target award amount under the 2010 OIP.

Name	Fiscal year 2010 Annual Cash Incentive Award Paid ($)
Laurence M. Downes	0	(1)
Glenn C. Lockwood	192,000
Kathleen T. Ellis	185,000
Mariellen Dugan	175,000

(1)	Based upon the LDCC’s assessment of fiscal year 2010 performance and to highlight its support of Mr. Downes leadership and performance, Mr. Downes would have been eligible to be granted an annual cash incentive award of $721,000, his target award amount, for fiscal year 2010. As described in more detail on page 46 of this Proxy Statement, Mr. Downes previously informed the LDCC that he did not want to be eligible to be granted a 2010 annual cash incentive award. Following discussions with Mr. Downes, the LDCC determined that the amount that otherwise would have been paid to Mr. Downes would be available to increase the annual cash incentive amounts for other Company employees for their performance during fiscal year 2010 by this amount.

Fiscal Year 2010 Annual Incentive Award for Mr. Westhoven

For fiscal year 2010, the annual incentive award for Mr. Westhoven was determined by our Chief Executive Officer and the LDCC based primarily on the financial performance of NJRES. As part of the NJRES compensation plan, the total compensation pool, including salaries, for NJRES was developed based on a percentage of pre-tax, pre-compensation profits. For fiscal year 2010, the LDCC set a range for funding of the total compensation pool of 14 to 20 percent of pre-tax, pre-compensation profits of NJRES. At the end of fiscal year 2010, upon the recommendation of our Chief Executive Officer, which was based upon an assessment of NJRES performance versus market conditions and both NJR’s and NJRES’ budgets, and the LDCC’s consideration of such recommendation, the LDCC set the total compensation pool at approximately 15 percent of NJRES’ pre-tax, pre-compensation profits. The annual incentive award pool from which the fiscal year 2010 annual incentive awards for all NJRES employees were distributed was the amount that remained after subtracting all salaries and other compensation related expenses from the total compensation pool. The annual incentive award pool was then allocated among all employees of NJRES based on Mr. Westhoven’s subjective discretionary assessment of the performance of each employee. As the Senior Vice President of NJRES, Mr. Westhoven provides recommendations for approval to the Chief Executive Officer for bonuses for all NJRES employees except himself.

The Chief Executive Officer makes a recommendation to the LDCC for Mr. Westhoven’s annual incentive payment for the LDCC’s ultimate determination and approval. The LDCC has full discretion to alter the amount of the annual incentive payment to Mr. Westhoven and to determine whether awards should be in the form of cash and/or equity grants. The Chief Executive Officer’s recommendation to the LDCC was based upon a subjective review of the performance of NJRES, Mr. Westhoven’s individual performance and accomplishments during fiscal year 2010 (including those listed on page 33 of this Proxy Statement) and the availability of funds in the compensation pool. In consideration of NJRES’ solid performance in the face of challenging market conditions, Mr. Westhoven’s leadership performance in fiscal year 2010 and the amounts available from the total compensation pool, the Chief Executive Officer made a recommendation to the LDCC for Mr. Westhoven’s fiscal year 2010 incentive award. Under the NJRES compensation plan for fiscal year 2010, Mr. Westhoven was paid an annual incentive award for fiscal year 2010 of $325,000, which consisted of 50 percent cash and 50 percent restricted stock. Therefore, Mr. Westhoven’s award consisted of a cash payment of $162,500 and restricted stock with a grant date fair market value of $162,500. The shares of restricted stock vest in their entirety on November 17, 2013, based on his continued employment. Part of the rationale for the restricted stock feature of the NJRES compensation plan in fiscal year 2010 was to encourage retention.

The LDCC reviewed management’s analysis of the NJRES compensation plan and determined that because of the operational limits on NJRES and the risk management oversight provided by NJR management and the Board, the risks arising from the NJRES compensation policies and practices for NJRES employees are not reasonably likely to have a material adverse effect on us.

The 2007 Stock Award and Incentive Plan

At our Annual Meeting in January 2007, shareholders approved the 2007 Stock Award and Incentive Plan (the “2007 Plan”), which the Board and the LDCC had previously approved. The 2007 Plan authorizes a broad range of awards that the LDCC may award at its discretion, including:

•	restricted stock, a grant of actual shares subject to a risk of forfeiture and restrictions on transfer,

•	performance shares or other stock-based performance awards (these include deferred stock or restricted stock awards that may be earned by achieving specific performance objectives),

•

deferred stock, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture (forfeitable deferred stock is sometimes called “restricted stock units”),

•	enumeration of the business criteria on which an individual’s performance goals are to be based,

•	maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the 2007 Plan,

•	cash-based performance awards tied to achievement of specific performance objectives,

•	other awards based on Common Stock,

•	dividend equivalents,

•	stock options (incentive stock options and non-qualified stock options),

•	stock appreciation rights and

•	shares issuable in lieu of rights to cash compensation.

We believe the 2007 Plan assists the Company in:

•	attracting, retaining, motivating and rewarding officers, employees, directors, consultants and advisors of the Company and our subsidiaries and affiliates,

•	strengthening our capability to develop, maintain and direct a competent management team,

•	providing equitable and competitive compensation opportunities,

•	recognizing individual contributions and rewarding achievement of our goals and

•	promoting creation of long-term value for shareholders by closely aligning the interests of participants with the interests of shareholders.

Long-Term Equity Incentive Awards

In November 2009, the LDCC, after consulting Steven Hall & Partners, determined that a portion of our executive officers’ total compensation should be paid in equity awards through a new long-term equity incentive program. In fiscal year 2010, the LDCC adopted a new long-term equity incentive program under our 2007 Plan. The Board approved the new long-term incentive program granting, pursuant to the recommendation of the Chief Executive Officer, roughly an equal value of shares of restricted stock, performance shares to be granted only if TSR targets are met against our comparator group over a 33 month period and performance shares to be granted only if NFE targets of the Company are met over a three-year period. Restricted stock was granted to focus on retention of the executive officers. The TSR performance shares benchmark our performance against our peer companies and NFE performance shares ensure focus specifically on our performance year over year. The award of performance shares and restricted stock to our Chief Executive Officer was determined by the LDCC and ratified by the Board.

In designing the new program, the following key objectives were established:

•	Selecting long-term equity incentive levels and vehicles that are competitive with our comparator group

•	Distributing shares of restricted stock with meaningful vesting periods to encourage retention of key executives

•	Using performance share awards based upon TSR and NFE performance to link compensation to company performance criteria that are meaningful to shareholders

•	Providing flexibility for granting awards

Our primary objectives in granting long-term equity incentive awards are to encourage significant ownership of our Common Stock by management and to provide long-term financial incentives linked directly to market performance of our Common Stock. The LDCC believes that significant ownership of our Common Stock by senior management is the optimal method for aligning the interests of management and the shareholders, and our stock incentive program is effectively designed to further this objective.

With the exception of significant promotions and new hires, equity grants, including long-term equity incentive awards, are generally awarded following the public release of our annual financial results. The LDCC selects this timing because it enables us to consider the prior year performance of the Company and the participants and our expectations for the next performance period, while also guaranteeing that normal awards will be made after we publicly disclose our performance for the year. The awards also are made as early as practicable in our fiscal year to maximize the time period for the incentives associated with the awards.

Based on these objectives, our 2007 Plan provides for several forms of long-term equity incentive grants, including performance share awards, restricted stock awards, performance-based restricted stock awards and deferred stock retention awards. In the past, we have utilized awards of non-qualified stock options consistent with long-term share appreciation to reward executives. The LDCC determined not to grant stock options due to its preference to reward retention and Company performance by granting full-value restricted shares of Common Stock. This change made it more desirable to grant performance share awards to our named executive officers, which in turn allows us to limit the issuance of shares related to such awards, thereby reducing dilution. In the future, we may utilize stock options as an incentive vehicle, particularly as part of employment arrangements with newly hired executives and where we deem it appropriate to align executive and shareholder interests.

Performance Share Awards

In November 2007, the LDCC approved the grant of performance share awards to each of the named executive officers after the completion of the previous performance unit award cycle that ended on September 30, 2007. The performance share awards were granted to the named executive officers as of January 1, 2008. These performance share awards vested (i) at the end of a 33 month performance period ending on September 30, 2010, based on relative company TSR (stock price appreciation plus dividends, which are treated as though reinvested) versus the established comparator group used for compensation purposes similar to that which is described under “Elements of Our Compensation Program for Named Executive Officers — Comparator Group Analysis” on page 27 above and (ii) additional service beyond the point when the goal is reached. If performance did not meet the minimum threshold level, no shares would have vested.

Relative TSR Percentile	% of Target Award to Vest
<27th	0
27th (threshold)	50%
36th	60%
45th	70%
55th	85%
64th (target)	100%
73rd	120%
82nd	135%
≥91st (maximum)	150%

At the end of the performance period, the company’s performance was in the 82nd percentile, resulting in a payout of 135 percent of the target number of shares of Common Stock as shown in the table below. The earned performance shares were delivered to participants at the end of the performance period upon final certification of the performance by the LDCC. Each performance share is equal to one share of Common Stock. The stated percentiles are approximate due to rounding, and the performance between the stated percentiles is interpolated.

Name	“Target” Number of Performance Shares Granted in FY 2008	Number of Shares Vested in FY 2010
Laurence M. Downes	12,000	16,200
Glenn C. Lockwood	5,100	6,885
Kathleen T. Ellis	6,000	8,100
Stephen D. Westhoven	1,500	2,025
Mariellen Dugan	4,950	6,683

NFE Performance Shares (based on Net Financial Earnings Growth)

In November 2009, the LDCC approved the grant of performance share awards with performance criteria based upon the Company’s NFE growth, pursuant to the 2007 Plan (the “NFE Performance Shares”). Each NFE Performance Share is equal to one share of Common Stock. The NFE Performance Share awards vest, if at all, based upon our average annual NFE per share growth at the end of a 36 month period beginning on October 1, 2009, and ending on September 30, 2012. The NFE growth targets require annual NFE growth and were designed to challenge our executives by being aggressive, but achievable and to encourage and reward continued growth in our net financial earnings.

If performance does not meet the minimum threshold level, no NFE Performance Shares will vest while if the performance meets the maximum expectations, 150% of the target number of awarded NFE Performance Shares will be earned. Performance between the measures for the minimum and maximum payout will be interpolated. The earned NFE Performance Shares will be delivered to participants at the end of the performance period, upon the determination of the LDCC that the performance objectives have been met.

Name	Grant Date	Number of Performance Shares (Target)	Grant Date Fair Market Value*
			Threshold ($)	Target ($)	Maximum ($)
Laurence M. Downes	11/18/2009	9,300	169,353	338,706	508,059
Glenn C. Lockwood	11/18/2009	1,252	22,799	45,598	68,397
Kathleen T. Ellis	11/18/2009	1,286	23,418	46,836	70,254
Stephen D. Westhoven	11/18/2009	951	17,183	34,365	51,548
Mariellen Dugan	11/18/2009	1,152	20,978	41,956	62,934

*	Represents full grant date fair market value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $36.42 on November 18, 2009. The actual value of these awards will be determined based upon the actual number of performance shares that vest at the end of the performance period on September 30, 2012, and the closing price of our Common Stock on September 30, 2012. As described below, the “threshold” number of shares would be 50% of the target award amount, while the “maximum” number of shares that may be awarded would equal 150% of the target award amount.

TSR Performance Shares (based on Total Shareholder Return)

In November 2009, the LDCC approved the grant of performance share awards based upon our TSR (the “TSR Performance Shares”) to each of the named executive officers after the completion of the previous performance unit award cycle that ended on September 30, 2010. As set forth in the table below, the TSR Performance Share awards were granted to the named executive officers as of November 18, 2009. The TSR Performance Share awards vest at the end of a 33 month performance period beginning on January 1, 2010, and ending on September 30, 2012, based on relative company TSR versus the established comparator group used for compensation purposes, which is described under “Elements of Our Fiscal Year 2010 Compensation Program for Named Executive Officers — Comparator Group Analysis” on page 27 above. If performance during that period does not meet the minimum threshold level, no TSR Performance Shares will vest, while if the performance meets the maximum expectations, 150 percent of the target number of awarded TSR Performance Shares will be earned. Each TSR Performance Share is equal to one share of Common Stock.

Name	Grant Date	Number of Performance Shares (Target)	Grant Date Compensation Expense*
			Threshold ($)	Target ($)	Maximum ($)
Laurence M. Downes	11/18/2009	9,300	115,599	231,198	346,797
Glenn C. Lockwood	11/18/2009	1,716	21,330	42,660	63,990
Kathleen T. Ellis	11/18/2009	1,761	21,889	43,778	65,667
Stephen D. Westhoven	11/18/2009	1,303	16,197	32,393	48,590
Mariellen Dugan	11/18/2009	1,579	19,627	39,254	58,881

*	Represents compensation expense at grant date fair market value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $36.42 on November 18, 2009. The actual value of these awards will be determined based upon the actual number of performance shares that vest at the end of the performance period on September 30, 2012, and the closing price of our Common Stock on September 30, 2012. As described below, the “threshold” number of shares would be 50 percent of the target award amount, while the “maximum” number of shares that may be awarded would equal 150 percent of the target award amount.

The earned TSR Performance Shares will be delivered to participants at the end of the performance period. The stated percentiles are approximate due to rounding and the performance between the stated percentiles is interpolated.

Relative TSR Percentile	% of Target Award to Vest
<27th	0
27th (threshold)	50%
36th	60%
45th	70%
55th	85%
64th (target)	100%
73rd	120%
82nd	135%
≥91st (maximum)	150%

Restricted Stock Awards

The LDCC uses restricted stock awards as a retention vehicle and as necessary for new hires, promotions, special recognition awards and as a reward for superior performance. As set forth in the table below, on November 18, 2009, the LDCC granted awards of time vested restricted stock to our named executive officers for fiscal year 2010. The LDCC made these restricted stock awards to the named executive officers in recognition for our fiscal year 2009 performance, for retention purposes and to motivate the named executive officers to perform over the three-year vesting period. The LDCC values restricted stock awards at the fair market value of the number of shares of our Common Stock on the date of grant. The shares of restricted stock vest in three equal installments beginning on October 15, 2010, and on each of the two subsequent anniversaries of that date, based on continued employment.

Name	Number of Shares of Restricted Stock Granted	Grant Date Fair Market Value ($)*
Laurence M. Downes	9,300	338,706
Glenn C. Lockwood	1,252	45,598
Kathleen T. Ellis	1,286	46,836
Stephen D. Westhoven	951	34,365
Mariellen Dugan	1,152	41,956

*	Represents full grant date fair market value calculated in accordance with FASB ASC Topic 718 and based upon the closing price of our Common Stock of $36.42 on November 18, 2009. This amount does not reflect the actual cash value that will be recognized by each of the named executive officers when such shares are fully vested and sold. On October 15, 2010, the first one-third of the restricted stock award vested for each of the named executive officers.

Performance-Based Restricted Stock Awards

The LDCC uses performance-based restricted stock awards as a retention vehicle and to further align an executive’s compensation with our financial performance. As set forth in the table below, on March 30, 2009, we granted awards of performance-based restricted stock to our named executive officers that were previously approved by our Board on March 11, 2009. We made these performance-based restricted stock awards to the named executive officers for retention purposes and to motivate the named executive officers to perform over the 18-month vesting period. The performance-based restricted stock awards only vested upon certification by the LDCC that we have reached certain net financial earnings per share targets for the fiscal year ending September 30, 2009, and/or the fiscal year ending September 30, 2010.

The net financial earnings per share target for fiscal year 2009 was $2.35 per share and the actual net financial earnings per share performance in fiscal year 2009 was $2.40 per share. The net financial earnings per share target for fiscal year 2010 was $2.46 per share and the actual net financial earnings per share performance in fiscal year 2010 was $2.46 per share.

Two-thirds of the performance-based restricted stock vested based upon our net financial earnings per share performance in fiscal year 2009 and one-third of the performance-based restricted stock was based upon our net financial earnings per share performance in fiscal year 2010. If we did not achieve the net financial earnings per share target for a particular fiscal year, the portion of shares eligible to vest in that fiscal year would have been fully forfeited. Upon vesting, the shares of performance-based restricted stock are subject to a holding period of two years from the end of the fiscal year upon which the vesting was based (e.g., shares that vest based upon the satisfaction of the performance condition for the fiscal year ended September 30, 2010, will be restricted through September 30, 2012). The performance-based restricted stock will earn dividends from the grant date through the holding period, but the dividends will only be payable if the net financial earnings per share target is met and otherwise will be fully forfeited.

Name	Number of Shares of Performance-Based Restricted Stock Granted	Number of Shares Vested in FY 2009*	Number of Shares Vested in FY 2010**
Laurence M. Downes	8,400	5,600	2,800
Glenn C. Lockwood	3,800	2,533	1,267
Kathleen T. Ellis	5,500	3,667	1,833
Mariellen Dugan	3,800	2,533	1,267

*	Represents number of shares vested based upon our NFE per share performance in fiscal year 2009. These shares were awarded on November 17, 2009, upon certification by the LDCC.
**	Represents number of shares vested based upon our NFE per share performance in fiscal year 2010. These shares were awarded on November 16, 2010, upon certification by the LDCC.

Retirement Programs

Our retirement programs for senior executives provide an opportunity for each participating executive, through long-term service to us, to receive a pension or other forms of retirement benefits. Our named executive officers participate in the New Jersey Natural Gas Company Plan for Retirement Allowances for Non-Represented Employees (the “Non-Represented Plan”), which is a trusteed noncontributory defined benefit retirement plan. Our named executive officers also participate in our 401(k) Plan, which is a trusteed defined contribution plan. These plans provide retirement benefits to broad groups of employees and executives. Certain of our named executive officers also participate in the Savings Equalization Plan of New Jersey Resources, which we refer to as the SEP, and the Pension Equalization Plan of New Jersey Resources, which we refer to as the PEP, both of which are unfunded non-qualified plans. These plans provide benefits that would have been made under the Non-Represented Plan and the 401(k) Plan, but for the limitations on compensation and contributions imposed by Sections 401(a)(4), 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code. In addition, the named executive officers and certain other officers have supplemental retirement agreements. Under the Supplemental Executive Retirement Plan Agreements, which we also refer to as SERP Agreements, benefits are payable over a 60-month period commencing at age 65. At projected retirement, the total maximum amount payable to our Chief Executive Officer under his SERP Agreement is currently $250,000. Messrs. Westhoven, Lockwood, Ms. Ellis and Ms. Dugan would each be entitled to maximum amounts of $125,000 under their respective SERP Agreements. These are described more fully in the narrative following the Pension Benefits table on page 51 of this Proxy Statement.

We also sponsor health care plans that provide post-employment medical and life insurance benefits to union and non-union employees who meet the eligibility requirements. To be eligible, retirees must meet certain age and service requirements. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. As of September 30, 2010, none of the named executive officers have completed the age and service requirements to be eligible for post-employment health coverage.

Severance Policies

Severance protection is provided to our senior executives in their employment continuation agreements with the Company (“Employment Continuation Agreements”) and only in the event that a senior executive is terminated following a “change in control.” This protection is designed to be fair and competitive and to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or we take actions giving the executive good reason to terminate employment. We believe that the protection we provide — including the level of severance payments and post-termination benefits — is appropriate and within the range of competitive practice.

Severance protection following a change in control provides a number of important benefits to us. First, it permits an executive to evaluate a potential change in control while relatively free of concern for the executive’s own situation or the need to seek employment elsewhere. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations either to enhance the value delivered to a buyer in the transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption. Finally, we believe that the change in control protections in place encourage management to consider, on an ongoing basis, whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. The LDCC believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice and represents an appropriate cost relative to the benefits to us and our shareholders.

On February 20, 2007, we entered into Employment Continuation Agreements with Mr. Downes, Ms. Dugan, Ms. Ellis, Mr. Lockwood and Mr. Westhoven, which, in the case of Mr. Downes, Ms. Ellis, Mr. Lockwood and Mr. Westhoven, replaced existing employment continuation agreements. The Employment Continuation Agreements provide each executive certain rights in the event that his or her employment is terminated within two years following the occurrence of a “Change of Control” (as defined in the agreements) (i) by us without “Cause” (as defined in the agreements) or (ii) by the executive for “Good Reason” (as defined in the agreements). Subject to the limitation described below in the next paragraph, upon either such termination of employment, the executive, in the case of Mr. Downes, will receive three times the sum or, in the case of the other executives, two times the sum, of (x) annual base salary and (y) the average of annual bonuses paid or payable with respect to the last three calendar years ended prior to the Change of Control. The Employment Continuation Agreements further provide that, if any such executive is subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, we must make an additional payment to the executive in an amount sufficient to place the executive in the same after-tax position as if no such excise taxes had been imposed.

As a condition of the right of the executive to receive payments under the Employment Continuation Agreements, the executive must enter into a binding agreement that, without the written consent of the Board, the executive will not for a period of two years, acting alone or in conjunction with others, directly or indirectly (i) engage (either as owner, investor, partner, shareholder, employer, employee, consultant, advisor or director) in any business in which he or she has been directly engaged on behalf of us or any affiliate, or has supervised as an executive thereof, during the last two years prior to such termination, or which was engaged in or planned by us or an affiliate at the time of such termination, in the geographic area of New York, New Jersey, Pennsylvania, or Delaware and in which such business was conducted or planned to be conducted, (ii) induce any customers of the Company or any of our affiliates with whom the executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of our affiliates, to curtail or cancel their business with us or any such affiliate, (iii) induce, or attempt to influence, any employee of the Company or any of our affiliates to terminate employment, or (iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the company or any affiliate, provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant.

The Employment Continuation Agreements are described in more detail below in the section entitled “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL” beginning on page 53 of this Proxy Statement.

Deferred Compensation

We provide an Officers’ Deferred Compensation Plan to provide certain members of a select group of management or highly compensated employees of the company and its affiliates a means to defer receipt of specified portions of compensation and to have such deferred amounts treated as if invested in specified investment vehicles in order to enhance the competitiveness of our executive compensation program and, therefore, its ability to attract and retain qualified key personnel necessary for our continued success and progress. Participants in the Officers’ Deferred Compensation Plan may defer the receipt of compensation or awards, which may be in the form of cash, stock or stock-denominated awards, including salary, annual bonus awards, long-term awards and compensation payable under other plans and programs, employment agreements or other arrangements. Deferrals under the Officers’ Deferred Compensation Plan must comply with the requirements of Section 409A of the Internal Revenue Code and be in accordance with U.S. federal income tax laws and Treasury Regulations. All of the named executive officers are eligible to participate in the Officers’ Deferred Compensation Plan. Non-qualified Deferred Compensation is described in more detail below in the section entitled “Non-qualified Deferred Compensation” beginning on page 52 of this Proxy Statement.

Other Benefits

The LDCC believes employee benefits are an essential component of our competitive total compensation package. These benefits are designed to attract and retain our employees. The named executive officers may participate in the same benefit plans as our salaried employees, which include medical, health and dental insurance, long-term disability insurance, accidental death and disability insurance, travel and accident insurance and our 401(k) Plan. As part of the 401(k) Plan, we match 50 percent of the first 6 percent of compensation contributed by the employee into the 401(k) Plan subject to the Internal Revenue Code and our 401(k) Plan limits. We have disclosed all company matches for our named executive officers in the column labeled “All Other Compensation,” in the Summary Compensation Table, and separately disclosed each amount in Footnote 5 to that table on page 45 of this Proxy Statement.

In addition, we provide certain other benefits to our executives, including our named executive officers. The LDCC believes these other benefits provide security for current and future needs of the executives and their families and therefore assist in attracting and retaining them. These other benefits are structured to be within the competitive range relative to our comparator group. In general, we do not provide our executives with many of the types of perquisites that other companies offer their executives, such as personal use of a corporate jet. The additional benefits we provide or have provided to some of our executives consist of the following and are included in the amounts set forth in the column labeled “All Other Compensation,” in the Summary Compensation Table, and separately disclosed in Footnote 5 to that table on page 45 of this Proxy Statement: car allowance, preventative health maintenance program and executive insurance program. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other named executive officers with the same benefits package available to all of our salaried employees. The package includes:

•	Health and dental insurance (portion of costs)

•	Basic life insurance

•	Long-term disability insurance

•	Participation in our 401(k) Plan, including company matching contributions

•	Participation in our Non-Represented Plan

•	Matching charitable contributions

For business purposes it may be appropriate for certain members of senior management to belong to a golf or social club so that such executive has an appropriate entertainment forum for customers and appropriate interaction with their communities.

Share Ownership Guidelines

The LDCC believes it is important to align the interests of senior management with our shareholders. While the LDCC considers this principle when determining the appropriate mix of base salary, annual cash incentive awards and long-term equity incentive awards, the LDCC also established stock ownership guidelines that encourage the accumulation and retention of our Common Stock. We believe that executive ownership is important to create a mutuality of interest with shareholders. Therefore, executive officers are required to meet established share ownership levels. These requirements are subject to annual review by the LDCC.

Executive officers are required to meet ownership levels within five years after their appointment by the Board. If the requirement has not been met at that time, we have the right to defer payout of shares under the 2007 Plan until the target is achieved. The ownership requirements are 60,000 shares for our Chief Executive Officer, 6,000 shares of Common Stock for Executive and Senior Vice Presidents and 3,000 shares of Common Stock for Vice Presidents. All of our executive officers are currently in compliance with these guidelines.

United States Federal Income Tax Limits on Deductibility

Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million to an individual officer will not be deductible for purposes of corporate income tax unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Internal Revenue Code. The LDCC has relied and intends to continue to rely on performance-based compensation programs for annual cash bonus awards and long-term equity incentive awards. The LDCC seeks, through such programs, to fulfill corporate business objectives through such programs.

The LDCC currently anticipates that, to the extent practicable and in our best interest, such programs will be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The LDCC recognizes, however, that there may be business considerations that dictate that compensation be paid that is not deductible under Section 162(m).

Advisory Votes on Executive Compensation

This year, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the subsequent rules and regulations promulgated by the SEC, we are including two new proposals in the Proxy Statement: (i) a non-binding advisory resolution approving the compensation of our named executive officers and (ii) a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote to approve the compensation of our named executive officers. The vote on these proposals will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. These votes will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the LDCC values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on executive compensation as it deems appropriate.

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

The Leadership Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Leadership Development and Compensation Committee recommends to the Board that it be included in this Proxy Statement.

Nina Aversano (Committee Chair) Jane M. Kenny Alfred C. Koeppe	David A. Trice George R. Zoffinger

Dated: November 16, 2010

The “Leadership Development and Compensation Committee Report” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information relating to total compensation for the fiscal years ended September 30, 2010, 2009 and 2008. The individuals named below include our Chairman and Chief Executive Officer, our Chief Financial Officer, and our other named executive officers (as defined on page 24).

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Laurence M. Downes	2010	709,800	—	908,610	—	0	(6)	605,265	53,497	2,277,172	(6)
Chairman, Chief Executive Officer and President	2009	690,577	—	257,460	—	700,000		652,315	51,392	2,351,744
	2008	669,231	300,000	635,017	—	675,000		22,123	46,569	2,347,940

Glenn C. Lockwood	2010	284,923	—	133,856	—	192,000		161,247	21,961	793,987
Senior Vice President and Chief Financial Officer	2009	260,038	—	116,470	—	156,500		160,258	19,221	712,487
	2008	249,231	—	269,882	—	126,000		0	17,702	662,815

Kathleen T. Ellis	2010	291,923	—	137,450	—	185,000		209,090	32,200	855,663
Executive Vice President and Chief Operating Officer, NJNG	2009	262,731	—	168,575	—	165,000		48,787	22,732	667,825
	2008	238,846	—	317,508	—	151,500		13,585	22,839	744,278

Stephen D. Westhoven	2010	245,185	162,500	264,163	—	—		98,129	19,547	789,524
Senior Vice President, NJRES

Mariellen Dugan	2010	256,615	—	123,166	—	175,000		38,153	21,588	614,522
Senior Vice President and General Counsel	2009	239,577	—	116,470	—	146,000		30,731	18,431	551,209
	2008	230,000	—	261,945	—	116,500		4,794	18,500	631,739

(1)

Salary amounts include cash compensation earned by each named executive officer during fiscal years 2010, 2009 and 2008, as well as any amounts earned in fiscal year 2010, 2009 or 2008, as the case may be, but contributed under our 401(k) Plan and/or deferred at the election of the named executive officer under our deferred compensation program. For a discussion of the deferred compensation program and amounts deferred by the named executive officers in fiscal year 2010, including earnings on amounts deferred, please see “Non-qualified Deferred Compensation” starting on page 52 of this Proxy Statement.

(2)

The amounts included are the grant date fair market value of the stock awards granted in fiscal years 2010, 2009 and 2008, determined under share-based compensation accounting guidance in accordance with FASB ASC Topic 718. There were no options granted to the named executive officers in fiscal years 2010, 2009 or 2008. These amounts reflect the aggregate grant date fair market value for these awards, and do not correspond to the actual cash value that will be recognized by each of the named executive officers when received. For the NFE Performance Share awards and TSR Performance Share awards granted to the named executive officers pursuant to the 2007 Plan that are subject to performance conditions, the values reflected in the Summary Compensation Table above reflect the probable outcome of such performance conditions. The grant date fair market values of such awards assuming the highest level of performance conditions for each of the named executive officers are: Mr. Downes: $1,016,118; Mr. Lockwood: $162,142; Mr. Westhoven: $123,172; Ms. Ellis: $166,476; and Ms. Dugan: $149,213. The amount included for Mr. Westhoven in this column includes the grant date fair market value of the shares of restricted stock he received as part of his fiscal year 2010 annual incentive award, which was $162,500. Assumptions used in the calculation of the foregoing award amounts are included in Note 10, Note 9 and Note 8 to the consolidated financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2010, 2009 and 2008, respectively, and incorporated by reference into this Proxy Statement. Information on individual equity awards granted to the named executive officers in fiscal year 2010 is set forth in the section entitled “Grants of Plan Based Awards” on page 47 of this Proxy Statement. Information on the vesting of restricted stock in fiscal year 2010 is set forth in the section entitled “Option Exercises and Stock Vested” on page 50 of this Proxy Statement.

(3)

The amounts represent cash awards to the named executive officers other than Mr. Westhoven under our performance-based annual cash incentive plan for fiscal years 2010, 2009 and 2008, which is discussed in the section entitled “Annual Cash Incentive Awards” beginning on page 29 of this Proxy Statement. In the case of Mr. Westhoven, his award is paid under a separate plan for NJRES employees and consisted 50 percent of cash and 50 percent of restricted stock that will vest in its entirety on November 17, 2013, based on his continued employment with us, as also discussed on page 35 of this Proxy Statement. While the amounts for all of the named executive officers were earned for fiscal year 2010, fiscal year 2009 and fiscal year 2008 performance, they were not paid to the named executive officers until November 2010, November 2009 and November 2008, respectively.

(4)

The amounts shown in this column represent the increase in the actuarial present value of the accumulated benefits under all of our pension plans for the named executive officers. For each named executive officer, the change in the pension value was calculated using the same actuarial assumptions, with the exception of turnover, retirement, disability, pre-retirement mortality, and election of optional forms of payment as used to compute the accumulated benefit obligations as of September 30, 2010, 2009 and 2008, as stated in our Annual Report on Form 10-K for the years ended September 30, 2010, 2009 and 2008, respectively. These assumptions included an interest rate of 7.75 percent as of September 30, 2008, 6.25 percent as of September 30, 2009 and 5.50 percent as of September 30, 2010. The present value of the benefits has been calculated assuming the named executive officers stay in employment until the earliest age the executive could collect a benefit without reduction for early retirement and received their benefit as a life annuity. The assumed age of payment is 60 for each of the named executive officers with the exception of Kathleen Ellis who has an assumed age of payment of 65.

The increase in the actuarial present value of the accumulated pension benefits under our pension plan for the fiscal year ended September 30, 2010, reflects (i) the value of benefits accrued this fiscal year plus (ii) the increase in value of previously accrued benefits due to time and (iii) the change in value for benefits accrued in all prior years of employment due to the change in the interest rate and mortality table used to determine the value of the pensions. For the named executive officers group as a whole, the largest contributor to the increase in the value of benefits this year is the change in the mortality table and in the interest rate decrease to 5.50 percent from 6.25 percent used to value benefits accrued in prior years. Similarly, the largest contribution to the increase in 2009 was the change in the interest rate to 6.25 percent from 7.75 percent used to value benefits accrued in the preceding years. Please note that the change in the present value of benefit for 2008 was correspondingly low due to the change in the interest rate used to value benefits to 7.75 percent from 6.25 percent. The interest rate used to determine the present value is set each year in accordance with generally accepted accounting principles to match yield of AA/AAA bonds with similar duration at the end of the fiscal year and is reviewed by our independent actuaries and accountants. The increase for Ms. Ellis also reflects completion of the eligibility requirements for five additional years of service under the pension plan.

(5)

The table below reflects the types and dollar amounts of perquisites, additional compensation and other personal benefits provided to the named executive officers during fiscal year 2010. For purposes of computing the dollar amounts of the items listed below, we used the actual out-of-pocket costs to us of providing the perquisite or other personal benefit to the named executive officer. The named executive officers paid any taxes associated with these benefits without reimbursement from us. Each perquisite and personal benefit included in the table below is described in more detail in the narratives immediately following the table:

All Other Compensation Table

Name	Car Allowance ($)(a)	Company-Paid Insurance Premiums ($)(b)	401(k) Plan/SEP Matching Contribution ($)(c)	Charitable Matching Contribution ($)(d)	Total ($)
Laurence M. Downes	5,981	5,618	21,294	20,604	53,497
Glenn C. Lockwood	8,996	2,897	8,548	1,520	21,961
Kathleen T. Ellis	8,996	4,491	8,713	10,000	32,200
Stephen D. Westhoven	8,996	2,695	7,356	500	19,547
Mariellen Dugan	8,996	2,393	7,699	2,500	21,588

(a)

We provide a car allowance to certain executive officers, including our named executive officers other than Mr. Downes. The purpose of the car allowance is to make our compensation program competitive with other companies and because cars are predominantly used for business purposes. The amount shown for Mr. Downes represents the portion of the cost of a company-leased automobile used by Mr. Downes that relates to his personal use.

(b)

The amounts listed represent aggregate premiums we paid in fiscal year 2010 for our group life insurance policy, for a Directors and Officers Travel Insurance Policy and an insurance policy that is used to support our obligations under the SERP agreements with each of the named executive officers.

(c)

Each named executive officer is eligible to participate in our 401(k) Plan, which offers them an opportunity to defer income and receive matching contributions from us subject to certain limits. The amounts set forth in the table above represent company contributions under our 401(k) Plan and our SEP for fiscal year 2010. Information about the 401(k) Plan and SEP is set forth in the section entitled “Pension Benefits” beginning on page 51 of this Proxy Statement.

(d)

Each named executive officer is eligible to participate in our matching gifts programs in which we match employees’ contributions to charities and qualified educational institutions. Each of the named executive officers, other than Mr. Downes, participated in the matching gifts program in amounts equal to or below the maximum amount. The Lead Director was informed, however, that Mr. Downes’ contribution was in excess of the maximum amount and thereafter ratified such matching gift.

(6)

Mr. Downes informed certain Board members during the summer of 2010 that he did not want to be eligible to be granted a cash incentive award under the 2010 OIP for fiscal year 2010. That decision was subsequently communicated to the LDCC. Therefore, the LDCC informed Mr. Downes that they would honor his request and that he would not receive a bonus for 2010 under the 2010 OIP. However, based upon the LDCC’s assessment of fiscal year 2010 performance and to highlight its support of Mr. Downes leadership and performance, Mr. Downes would have been eligible to be granted an annual cash incentive award of $721,000, his target award amount, for fiscal year 2010. Following discussions with Mr. Downes, the LDCC determined that the amounts that otherwise would have been paid to Mr. Downes would be available to increase the annual cash incentive amounts for other Company employees in recognition of their performance during fiscal year 2010 by this amount. We do not expect that Mr. Downes’ decision to decline eligibility for a fiscal year 2010 annual incentive award will affect the way we structure and implement compensation to reflect performance of our named executive officers in the future.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the LDCC considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk-taking, to determine whether they present a significant risk to us. At the LDCC’s direction, our Vice President — Corporate Services and our Senior Vice President and General Counsel, together with our internal audit team, with the advice of outside counsel, conducted a risk assessment of our compensation programs. Steven Hall & Partners assisted us in conducting this assessment. As part of the risk assessment, Steven Hall & Partners provided the LDCC with a risk assessment of our compensation policies and practices. Based on its independent assessment, Steven Hall & Partners concluded that our compensation policies and practices for employees do not create risks that are reasonably likely to have a material adverse effect on us.

The LDCC reviewed the findings of the assessment, including the Steven Hall & Partners assessment, and concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the balance of compensation elements discourages excessive risk taking. The LDCC therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us. The LDCC will continue to consider compensation risk implications during its deliberations on designing our executive compensation programs. In its discussions, the LDCC considered the attributes of our programs, including:

•	the balance between fixed and variable compensation, short- and long-term compensation, and cash and equity payouts;

•	the alignment of the performance metrics for our annual incentive programs with long-term performance objective and metrics;

•

the alignment of selected performance measures and established performance targets with our financial and operational goals, performance measures and action plans that will be executed by our business units;

•	the use of caps in incentive plans that limit payouts in the event of extraordinary performance;

•

the LDCC’s authority to override any proposed incentive plan payout if the LDCC believes that such payout does not appropriately reflect performance of a particular individual, our business or a business unit;

•

placement of a significant portion of our executive pay “at risk” and dependent upon the achievement of specific corporate performance goals that are objectively determined with verifiable results. These corporate goals have pre-established threshold, target and maximum award limits;

•	the LDCC’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts; and

•	stock ownership guidelines that align executives’ interests with those of our shareholders and have meaningful dollar value of equity held in an unvested form subject to time and performance vesting.

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2010.

Name	Grant Date		Date of LDCC Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock And Option Awards(4) ($/sh)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Laurence M. Downes	12/28/2009	*	11/18/2009				4,650	9,300	13,950	n/a	n/a	338,706
	12/28/2009	**	11/18/2009				4,650	9,300	13,950	n/a	n/a	231,198
	12/28/2009	†	11/18/2009				n/a	n/a	n/a	9,300	n/a	338,706
				0	721,000	1,081,500

Glenn C. Lockwood	12/28/2009	*	11/18/2009				626	1,252	1,878	n/a	n/a	45,598
	12/28/2009	**	11/18/2009				858	1,716	2,574	n/a	n/a	42,660
	12/28/2009	†	11/18/2009				n/a	n/a	n/a	1,252	n/a	45,598
				0	131,850	197,775

Kathleen T. Ellis	12/28/2009	*	11/18/2009				643	1,286	1,929	n/a	n/a	46,836
	12/28/2009	**	11/18/2009				881	1,761	2,642	n/a	n/a	43,778
	12/28/2009	†	11/18/2009				n/a	n/a	n/a	1,286	n/a	46,836
				0	135,000	202,500

Stephen D. Westhoven	12/28/2009	*	11/18/2009				476	951	1,427	n/a	n/a	34,365
	12/28/2009	**	11/18/2009				652	1,303	1,955	n/a	n/a	32,393
	12/28/2009	†	11/18/2009				n/a	n/a	n/a	951	n/a	34,365
	12/8/2010	††	11/17/2010							3,989	n/a	162,500

Mariellen Dugan	12/28/2009	*	11/18/2009				576	1,152	1,728	n/a	n/a	41,956
	12/28/2009	**	11/18/2009				790	1,579	2,369	n/a	n/a	39,254
	12/28/2009	†	11/18/2009				n/a	n/a	n/a	1,152	n/a	41,956
				0	117,900	176,850

(1)

Represents the potential fiscal year 2010 “target” and “maximum” annual cash incentive award amounts for each of the named executive officers as set by the LDCC. The actual amount of the annual cash incentive award earned by each named executive officer for fiscal year 2010 is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 44 of this Proxy Statement. For additional information with respect to the fiscal year 2010 annual cash incentive awards please see “Compensation Discussion and Analysis” beginning on page 24 of this Proxy Statement.

(2)

The values under this column represent the number of NFE Performance Shares and TSR Performance Shares granted to the named executive officers pursuant to the 2007 Plan and shows potential “threshold”, “target” or “maximum” payout amounts at the end of the thirty-three month performance period on September 30, 2012. The method of determination of actual payout amounts is described in more detail under “Performance Share Awards” on page 37 of this Proxy Statement.

(3)

This column displays the number of shares of restricted stock granted to the named executive officers pursuant to the 2007 Plan on December 28, 2009, as described in greater detail under “Restricted Stock Awards” on page 39 of this Proxy Statement. On October 15, 2010, the first one-third of each of the restricted stock awards vested for each of the named executive officers.

(4)

Amounts shown represent the grant date fair market value of each equity award calculated in accordance with FASB ASC Topic 718. For a full description of the assumptions used by us in computing these amounts, see Note 10 to our consolidated financial statements, which is included in our Annual Report on Form 10-K for the year ended September 30, 2010 and incorporated by reference into this Proxy Statement. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected in the “Grant Date Fair Value of Stock and Option Awards” column will actually be realized.

*	The values in this row refer solely to the NFE Performance Shares granted to the named executive officers during fiscal year 2010.
**	The values in this row refer solely to the TSR Performance Shares granted to the named executive officers during fiscal year 2010.
†	The values in this row refer solely to the Restricted Stock granted to the named executive officers during fiscal year 2010.
††	The values in this row refer solely to the Restricted Stock granted to Mr. Westhoven as part of his fiscal year 2010 annual incentive award.

2007 Stock Award and Incentive Plan

At the fiscal year 2006 Annual Meeting held in January 2007, shareholders approved the 2007 Plan. A description of why we adopted the 2007 Plan and the broad range of awards which the Board may award at its discretion may be found on page 36 of this Proxy Statement.

Consistent with the requirements of the NYSE, the 2007 Plan includes a restriction providing that, without shareholder approval, we will not amend or replace options or SARs previously granted under the 2007 Plan in a transaction that constitutes a “repricing.” For this purpose, a repricing is defined as amending the terms of an option or SAR after it is granted to lower its exercise price, any other action that is treated as a repricing under GAAP, or canceling an option at a time when its strike price is equal to or greater than the fair market value of the underlying stock in exchange for another option, SAR, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to the exercise price or number of shares subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a repricing.

Executive officers and all other employees of the Company and our subsidiaries, non-management directors serving on the Board and others who provide substantial services to the Company and our subsidiaries and affiliates are eligible to be granted awards under the 2007 Plan. The LDCC administers the 2007 Plan. The selection of participants and the nature and size of the awards granted to participants is subject to the discretion of the LDCC. As of September 30, 2010, approximately 567,503 shares of Common Stock were subject to outstanding awards under our equity compensation plans and 1,705,627 shares of Common Stock were available for future awards under our equity compensation plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table presents information concerning the number and value of unexercised options, SARs and similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended September 30, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Laurence M. Downes
January 15, 2003	22,500	—	—	20.9934	1/14/2013	—		—		—		—
May 17, 2005	72,000	—	—	30.3667	5/16/2015	—		—		—		—
January 1, 2008	—	—	—	—	—	4,000	(1)	156,880	(2)	—		—
January 1, 2008	—	—	—	—	—	—		—		16,200	(3)	635,364	(2)
March 30, 2009	—	—	—	—	—	—		—		2,800	(4)	109,816	(2)
December 28, 2009	—	—	—	—	—	—		—		9,300	(5)	364,746	(8)
December 28, 2009	—	—	—	—	—	—		—		9,300	(6)	364,746	(8)
December 28, 2009	—	—	—	—	—	9,300	(7)	364,746	(2)	—		—
Glenn C. Lockwood
May 17, 2005	13,500	—	—	30.3667	5/16/2015	—		—		—		—
January 1, 2008	—	—	—	—	—	1,700	(1)	66,674	(2)	—		—
January 1, 2008	—	—	—	—	—	—		—		6,885	(3)	270,029	(2)
March 30, 2009	—	—	—	—	—	—		—		1,267	(4)	49,692	(2)
December 28, 2009	—	—	—	—	—	—		—		1,252	(5)	49,103	(8)
December 28, 2009	—	—	—	—	—	—		—		1,716	(6)	67,302	(8)
December 28, 2009	—	—	—	—	—	1,252	(7)	49,103	(2)	—		—
Kathleen T. Ellis
December 16, 2004	6,000	—	—	28.9934	12/15/2014	—		—		—		—
May 17, 2005	3,375	—	—	30.3667	5/16/2015	—		—		—		—
January 1, 2008	—	—	—	—	—	2,000	(1)	78,440	(2)	—		—
January 1, 2008	—	—	—	—	—	—		—		8,100	(3)	317,682	(2)
March 30, 2009	—	—	—	—	—	—		—		1,833	(4)	71,890	(2)
November 11, 2008	—	—	—	—	—	4,947	(10)	194,021	(2)	—		—
December 28, 2009	—	—	—	—	—	—		—		1,286	(5)	50,437	(8)
December 28, 2009	—	—	—	—	—	—		—		1,761	(6)	69,066	(8)
December 28, 2009	—	—	—	—	—	1,286	(7)	50,437	(2)	—		—
Stephen D. Westhoven
May 17, 2005	5,125	—	—	30.3667	5/16/2015	—		—		—		—
January 1, 2008	—	—	—	—	—	500	(1)	19,610	(2)	—		—
January 1, 2008	—	—	—	—	—	4,905	(9)	117,620	(2)	—		—
January 1, 2008	—	—	—	—	—	—		—		2,025	(3)	79,420	(2)
November 11, 2008	—	—	—	—	—	11,309	(10)	443,348	(2)	—		—
December 28, 2009	—	—	—	—	—	—		—		951	(5)	37,298	(8)
December 28, 2009	—	—	—	—	—	—		—		1,303	(6)	51,104	(8)
December 28, 2009	—	—	—	—	—	951	(6)	37,298	(2)	—		—
Mariellen Dugan
December 5, 2005	13,500	—	—	28.6467	5/16/2015	—		—		—		—
January 1, 2008	—	—	—	—	—	1,650	(1)	64,713	(2)	—		—
January 1, 2008	—	—	—	—	—	—		—		6,683	(3)	262,107	(8)
March 30, 2009	—	—	—	—	—	—		—		1,267	(4)	49,692	(2)
December 28, 2009	—	—	—	—	—	—		—		1,152	(5)	45,181	(8)
December 28, 2009	—	—	—	—	—	—		—		1,579	(6)	61,928	(8)
December 28, 2009	—	—	—	—	—	1,152	(7)	45,181	(2)	—		—

(1)

Represents shares of restricted stock granted to each of the named executive officers on January 1, 2008. Shares vest in equal annual installments over three years beginning on the first anniversary of the date of grant (January 1, 2009), subject to the continued employment of the named executive officer, except under certain conditions.

(2)

Calculated based upon our Common Stock closing price of $39.22 per share as of September 30, 2010. The actual value realized for shares of restricted stock and deferred stock units will be calculated based upon our Common Stock closing price on each of the respective vesting dates. The actual value realized for the performance shares and performance-based restricted stock that vested upon final certification by the LDCC on November 16, 2010, was based upon our Common Stock closing price of $40.66. The actual values realized by our named executive officers for the performance shares granted on January 1, 2008 are as follows: Mr. Downes — $658,692; Mr. Lockwood — $279,944; Mr. Westhoven — $82,337; Ms. Ellis — $329,346; and Ms. Dugan — $271,731. The actual values realized by our named executive officers for the performance-based restricted stock granted on March 30, 2009, are as follows: Mr. Downes — $113,848; Mr. Lockwood — $51,516; Ms. Ellis — $74,530; and Ms. Dugan — $51,516.

(3)

Represents the number of performance shares earned by the named executive officer which was 135% of the “target” number of performance shares issued by us to the named executive officers on January 1, 2008. The performance shares vested based upon our TSR against a peer group during a 33 month performance period ending on September 30, 2010, upon final certification by the LDCC on November 16, 2010. Each performance share vested one-for-one into a share of our Common Stock. For more information regarding the vesting of the performance shares, please see “Performance Share Awards” on page 37 of this Proxy Statement.

(4)

Represents the remaining number of shares of performance-based restricted stock issued by us to the named executive officers on March 30, 2009 (two-thirds of which vested on November 17, 2009), which vested based upon performance as of September 30, 2010, upon final certification by the LDCC on November 16, 2010, that the performance conditions were met. Each share of performance-based restricted stock vested one-for-one into a share of our Common Stock. For more information regarding the vesting of performance-based restricted stock, please see “Performance-based Restricted Stock Awards” on page 39 of this Proxy Statement.

(5)

Represents the “target” number of NFE Performance Shares issued by us to the named executive officers on December 28, 2009, which may vest on September 30, 2012, based upon certain conditions. Each performance share vests one-for-one into a share of our Common Stock. For more information regarding the vesting of the NFE Performance Shares, please see “NFE Performance Share Awards” on page 38 of this Proxy Statement.

(6)

Represents the “target” number of TSR Performance Shares issued by us to the named executive officers on December 28, 2009, which may vest on September 30, 2012, based upon certain conditions. Each performance share vests one-for-one into a share of our Common Stock. For more information regarding the vesting of the TSR Performance Shares, please see “TSR Performance Share Awards” on page 38 of this Proxy Statement.

(7)

Represents the number of shares of restricted stock issued by us to the named executive officers on December 28, 2009, which shares vest in three equal installments beginning on October 15, 2010, and on each of the two subsequent anniversaries of that date, based on continued employment with us.

(8)

Calculated based upon our Common Stock closing price of $39.22 per share as of September 30, 2010. The actual value realized will be calculated based upon our Common Stock closing price on September 30, 2012, and the actual number of performance shares granted based upon certain conditions described in more detail under “Performance Share Awards” on page 37 of this Proxy Statement.

(9)

Represents deferred stock units granted on January 1, 2008 and dividends accrued as of September 30, 2010. Each deferred stock unit equals one share of Common Stock and accrues dividends. The deferred stock retention awards become payable in four quarterly installments beginning three years from the date of the grant (January 1, 2011), provided that the recipient complies with certain covenants, including a non-competition restriction.

(10)

Represents deferred stock units granted on November 11, 2008. Each deferred stock unit equals one share of Common Stock and does not accrue dividends. The deferred stock retention awards become payable in four quarterly installments beginning three years from the date of the grant (November 11, 2011), provided that the recipient complies with certain covenants, including a non-competition restriction.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended September 30, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Laurence M. Downes	—	—	15,697	575,772
Glenn C. Lockwood	—	—	6,260	229,677
Kathleen T. Ellis	—	—	7,978	292,518
Stephen D. Westhoven	—	—	1,591	58,497
Mariellen Dugan	—	—	5,573	204,632

(1)

Represents total number of vested shares of restricted stock granted on February 1, 2006, January 24, 2007 and January 1, 2008, and performance-based restricted stock granted on March 30, 2009, including earned dividends.

(2)

Value for the shares of restricted stock calculated based upon our Common Stock closing price of $36.40 on February 1, 2010, $36.44 on January 22, 2010, $37.40 on December 31, 2009, and $36.31 on September 30, 2009, which were the applicable prices on the vesting dates for the shares of restricted stock granted on February 1, 2006, January 24, 2007 and January 1, 2008, and the performance-based restricted stock granted on March 30, 2009, respectively.

Pension Benefits

We provide defined contribution and/or defined benefit retirement benefits to substantially all employees who meet vesting and other requirements. Our qualified defined benefit plan for non-represented employees is the New Jersey Natural Gas Company Plan for Retirement Allowances for Non-Represented Employees (“Non-Represented Plan”), and our qualified defined benefit plan for represented employees is the New Jersey Natural Gas Company Plan for Retirement Allowances for Represented Employees (“Represented Plan”). Our qualified defined contribution plan is our 401(k) Plan. All represented employees of our subsidiary, NJR Home Services (NJRHS), hired on or after October 1, 2000, and all of our non-represented employees beginning employment on or after October 1, 2009, are covered by an enhanced defined contribution plan feature of our 401(k) Plan instead of the Represented Plan or Non-Represented Plan. Each of the named executive officers participates in the Non-Represented Plan and our 401(k) Plan. The retirement benefit under the Non-Represented Plan is based on years of service and highest 60-month average compensation.

In addition to the Non-Represented Plan, the Represented Plan and the 401(k) Plan, we sponsor the Savings Equalization Plan of New Jersey Resources (SEP) and the Pension Equalization Plan of New Jersey Resources (PEP), both of which are non-qualified plans. Each of the named executive officers is or may become eligible for PEP and SEP benefits. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code, the benefits will be paid under the PEP and SEP. The PEP and the SEP are forms of non-qualified pension plans that provide eligible individuals the difference between (i) the benefits they would actually accrue under the Non-Represented Plan and the 401(k) Plan but for the limitations on benefits, compensation and contributions imposed by Sections 401(a)(17), 401(k), 401(m) and 415 of the Internal Revenue Code. The PEP and the SEP are unfunded, with benefit payments paid from our corporate assets. The PEP also provides for additional credited service for certain senior executives who were hired mid-career. Ms. Ellis was credited for five additional years of service after she completed five years of service on December 1, 2009.

We also sponsor health care plans that provide post-employment medical and life insurance benefits to union and non-union employees who meet the eligibility requirements. To be eligible, retirees must meet certain age and service requirements. Depending on the year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions. As of September 30, 2010, none of the named executive officers have completed the age and service requirements to be eligible for post-retirement health coverage.

The following table presents information concerning each of our defined benefit plans that provide for payments or other benefits to the named executive officers at, following or in connection with retirement. For each named executive officer, the present value of accumulated benefit in the table below was calculated using actuarial assumptions including an interest rate of 5.50 percent as of September 30, 2010. The present value of the benefits has been calculated assuming the named executive officers stay in employment until the earliest age the executive could collect a benefit without reduction for early retirement. The assumed age of payment is 60 for Messrs. Downes, Lockwood, Westhoven and Ms. Dugan. The assumed age of payment is age 65 for Ms. Ellis. Ms. Ellis was awarded an additional five years of service upon completion of five years of service on December 1, 2009.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Laurence M. Downes	Non-Represented Plan	26	771,929	—
	PEP	26	1,760,168	—
	SEP	—	144,640	13,944
Glenn C. Lockwood	Non-Represented Plan	22	528,751	—
	PEP	22	72,385	—
	SEP	—	6,489	540
Kathleen T. Ellis	Non-Represented Plan	10	156,588	—
	PEP	10	159,945	—
	SEP	—	—	—
Stephen D. Westhoven	Non-Represented Plan	20	312,633	—
	PEP	—	—	—
	SEP	—	—	—
Mariellen Dugan	Non-Represented Plan	5	92,198	—
	PEP	5	3,083	—
	SEP	—	—	—

Pension benefits are payable at age 65. Benefits may be paid as early as age 55 upon completion of 20 years of service. Benefits collected prior to age 60 and completion of 20 years of service (excluding disability retirements) are subject to early commencement reductions up to 50 percent, depending on age at the time of commencement.

The number of years of credited service for the named executive officers assuming their continued employment by us until age 65 is set forth below:

Name	Years of Credited Service at 65	Years of Credited Service as of September 30, 2010
Laurence M. Downes	38	26
Glenn C. Lockwood	38	22
Kathleen T. Ellis	18	11
Stephen D. Westhoven	43	20
Mariellen Dugan	26	5

The service for Ms. Ellis includes five additional years of service that was credited to her after she completed five years of service on December 1, 2009. To the extent benefits that would otherwise be payable to an employee under the Non-Represented Plan and the 401(k) Plan exceed the specified limits on such benefits imposed by the Internal Revenue Code, we intend to pay such excess benefits to the employee at the time the employee receives payment under the respective plan. These excess benefit payments would be made from our general funds. Messrs. Downes and Lockwood are entitled to excess benefit payments under both plans.

Supplemental Retirement Agreements

We have supplemental retirement agreements (“Supplemental Retirement Agreements”) with each of the named executive officers and certain other officers not named in the Summary Compensation Table, payable over a five-year period commencing with retirement at age 65. At projected retirement, the total maximum amount payable to Mr. Downes under his Supplemental Retirement Agreement is currently $250,000. Messrs. Westhoven and Lockwood, Ms. Ellis and Ms. Dugan would each be entitled to maximum amounts of $125,000 under their respective Supplemental Retirement Agreements.

Defined Contribution Plan

We offer the opportunity for participation in our 401(k) Plan to eligible employees. We match 50 percent of participants’ contributions up to six percent of base compensation subject to Internal Revenue Code and 401(k) Plan limits.

For represented NJRHS employees hired on or after October 1, 2000, and non-represented employees beginning employment after October 1, 2009, who are not eligible for participation in the defined benefit plans, we contribute between two and three percent of base compensation, depending on years of service, into the 401(k) Plan on their behalf.

Non-qualified Deferred Compensation

The following table presents information concerning the New Jersey Resources Officers’ Deferred Compensation Plans which provide for the deferral of compensation of several of the named executive officers on a basis that is not tax qualified. We do not make matching contributions under these plans. For additional information with respect to our non-qualified deferred compensation arrangements, please see “Compensation Discussion & Analysis — Deferred Compensation” on page 41 of this Proxy Statement.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1)($)
Laurence M. Downes	—	—	8,020	(192,488)	0
Glenn C. Lockwood	—	—	115,565	—	1,083,683
Kathleen T. Ellis	N/A	N/A	N/A	N/A	N/A
Stephen D. Westhoven	N/A	N/A	N/A	N/A	N/A
Mariellen Dugan	N/A	N/A	N/A	N/A	N/A

(1)

All amounts in the aggregate balance were included in the Summary Compensation Table for previous years but were deferred by the named executive officers and do not represent any additional contributions by us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We believe our senior management and key employees are responsible for our success, and therefore it is important to provide reasonable protection to them in the event of a potential loss of employment following a change of control. It is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should offset any reluctance by senior management to pursue potential change in control transactions that may be in the best interests of shareholders. We also believe our arrangement facilitates the recruitment of talented executives by providing protections in the event we are acquired. We believe that relative to the overall value of any potential transaction, these potential change in control benefits are reasonable.

2007 Plan

Under the 2007 Plan, in the event of a “change of control” (as defined in the 2007 Plan), the Board may, among other things, accelerate the entitlement to outstanding benefits awarded thereunder. Pursuant to the 2007 Plan, a “change of control” will be deemed to have occurred if (1) beneficial ownership of 50 percent or more of our outstanding securities entitled to vote in elections of directors shall be acquired within a 12-month period, by any person, entity or group; (2) there is a change in any 12-month period in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year; or (3) consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of our assets, or a complete liquidation as a result of which the shareholders immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in the 2007 Plan) of the acquiring or surviving corporation occurs. All of our named executive officers’ equity awards under the 2007 Plan contain such change of control provisions that provide for the full acceleration of vesting of such equity award upon a change of control.

Supplemental Retirement Agreements

Pursuant to the SERP Agreements we have with each of the named executive officers, in the event of a change of control, the right to the amounts payable to each of them becomes immediately vested and such amounts are immediately payable in the event of a subsequent termination of employment for any reason. A change of control is defined in the SERP Agreements as a reportable change of control under the proxy rules of the SEC, including the acquisition within a 12-month period of a 50 percent beneficial voting interest in us, or a change in any 12-month period in such number of directors as constitutes a majority of the Board, unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the year.

Employment Continuation Agreements

On February 20, 2007, we entered into agreements that were amended on November 28, 2008 or December 31, 2008 (in the case of Mr. Westhoven), (as amended, the “Employment Continuation Agreements”) with each of the named executive officers (each an “Executive” and collectively, the “Executives”) that, in the case of Mr. Downes, Ms. Ellis, Mr. Lockwood and Mr. Westhoven, replaced existing employment continuation agreements with us. The Employment Continuation Agreements provide each Executive certain rights in the event that his or her employment with us is terminated within two years following the occurrence of a change of control (as defined below) (i) by us without “Cause” (i.e., conviction of a felony, gross neglect, willful malfeasance or willful gross misconduct which has had a significant adverse effect on our business or repeated material willful violations of the Executive’s duties that have continued after written notice thereof by us and which result in material damage to our business or reputation) or (ii) by the Executive for “Good Reason” (e.g., due to a material breach of the agreement by us, including, without limitation, a material adverse change in the executive’s position or responsibilities or a reduction of the executive’s compensation). Subject to the limitation described below, upon either such termination of employment, the Executive, in the case of Mr. Downes, will receive three times the sum or, in the case of the other Executives, two times the sum, of (x) his or her then annual base salary and (y) the average of his or her annual bonuses paid or payable with respect to the last three calendar years ended prior to the change of control. The Employment Continuation Agreements further provide that, if any such Executive is subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the Internal Revenue Code, we will make an additional payment to the Executive in an amount sufficient to place the Executive in the same after-tax position as if no such excise taxes had been imposed.

For purposes of the Employment Continuation Agreements, a “change of control” generally means:

(i) the acquisition, within a 12-month period, by any person or group of beneficial ownership of securities representing 50 percent or more of the combined voting power of our securities,

(ii) within any 12-month period, the persons who were our directors immediately before such period (the “Incumbent Directors”) and directors whose nomination or election is approved by a majority of the Incumbent Directors and directors previously approved by the Incumbent Directors cease to constitute a majority of the Board, or

(iii) the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of our assets, or a complete liquidation as a result of which the shareholders immediately prior to such event do not hold, directly or indirectly, a majority of the Voting Power (as defined in the Employment Continuation Agreements) of the acquiring or surviving corporation.

As a condition to the right of the Executive to receive payments under the Employment Continuation Agreements, the Executive must enter into a binding agreement that, without the written consent of the Board, the Executive will not for a period of two years, acting alone or in conjunction with others, directly or indirectly:

(i) engage (either as owner, investor, partner, shareholder, employer, employee, consultant, advisor or director) in any business in which he or she has been directly engaged on behalf of us or any affiliate, or has supervised as an Executive thereof, during the last two years prior to such termination, or which was engaged in or planned by us or an affiliate at the time of such termination, in the geographic area of New York, New Jersey, Pennsylvania or Delaware and in which such business was conducted or planned to be conducted,

(ii) induce any customers of the Company or any of our affiliates with whom the Executive has had contacts or relationships, directly or indirectly, during and within the scope of his or her employment with the Company or any of our affiliates, to curtail or cancel their business with us or any such affiliate,

(iii) induce, or attempt to influence, any employee of the Company or any of our affiliates to terminate employment, or

(iv) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the Company or any affiliate provided, however, that activities engaged in by or on behalf of us are not restricted by this covenant.

The following tables summarize the value of the termination payments and benefits under the circumstances shown that our named executive officers would receive if their employment terminated on September 30, 2010, and the price per share of our Common Stock was $39.22, the closing market price as of that date. The values in the tables are estimates of the amounts which would be paid to the named executive officers upon such termination. The actual amounts to be paid out can only be determined at the time of such named executive officer’s separation from the Company.

The tables exclude (a) amounts accrued through September 30, 2010, that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual cash incentive award for the fiscal year ended September 30, 2010, and (b) vested account balances under the 401(k) Plan, which are generally available to all of our salaried domestic employees. In addition, the tables below reflect the hypothetical occurrence of both (i) a change of control and (ii) a concurrent termination of a named executive officer in accordance with such named executive officer’s Employment Continuation Agreement, assuming this event took place on September 30, 2010.

Executive Officer: Laurence M. Downes

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	4,488,000
Acceleration of Equity Awards
Stock Options(3)	—	—	—	—	—	—
Restricted Stock(3)	—	309,647	309,647	—	—	521,626
2007 Performance Shares(3)	—	635,364	635,364	635,364	635,364	635,364
TSR Performance Shares(3)	—	110,086	110,086	—	—	364,746
NFE Performance Shares(3)	—	110,086	110,086	—	—	364,746
Performance-Based Restricted Stock(3)	—	109,816	109,816	109,816	109,816	109,816
Qualified Retirement Benefits
Non-Represented Plan(4)	—	3,235	7,018	6,576	6,576	6,576
Non-Qualified Retirement Benefits
PEP(4)	—	7,377	16,003	14,995	14,995	14,995
SEP(5)	—	144,640	144,640	144,640	144,640	144,640
SERP(6)	—	250,000	150,000	150,000	150,000	250,000
Other Benefits
Life Insurance	—	400,000	—	—	—	—
Accidental Death & Dismemberment Insurance(7)	—	400,000	400,000	—	—	—
Travel & Accident Insurance(8)	—	250,000	—	—	—	—
Medical(9)	—	12,524	107,378	—	—	74,006
Salary Continuation Benefit(10)	—	—	1,081,500	—	—	—
Outplacement Benefit(11)	—	—	—	—	—	25,000
Vacation(12)	—	55,462	—	55,462	55,462	55,462

(1)

Mr. Downes was not eligible to retire under our retirement policy as of September 30, 2010. His retirement as of that date would be considered a voluntary termination and the only amounts payable to him in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement.

(3)

All of Mr. Downes’ stock options were vested as of September 30, 2010. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock represent the value of Common Stock as of September 30, 2010. The 2007 Performance Shares, TSR Performance Shares and NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2010. The amounts in column (c) for the TSR Performance Shares and NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of shares based upon the number of days of the performance cycle the executive was still employed by us and do not reflect the actual payout which would be determined at the end of the performance cycle as of September 30, 2012. The amounts in Amounts of Performance-Based Restricted Stock vest subject to certain conditions and would be paid in the form of shares of restricted Common Stock on a one-for-one basis. The amounts in columns (b) and (c) for Performance-Based Restricted Stock represent the actual vesting of one-third of the shares of Performance-Based Restricted Stock issued on March 30, 2009 based upon our performance during fiscal 2010, which was certified by the LDCC on November 16, 2010.

(4)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 60, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2010, payable for the life of the executive, assuming with respect to columns (d), (e), and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2010, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The portion of the PEP benefit treated as deferred after December 31, 2004, is subject to Section 409A of the Internal Revenue Code.

(5)

The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.

(6)

The figures in columns (b) and (f) represent the amount payable to Mr. Downes or his beneficiary, as applicable, in 60 monthly installments of $4,166.67 beginning on the first day of the calendar month commencing with the month following the date of death or termination. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2010, payable in 60 equal monthly installments beginning at the later of the Mr. Downes attaining the age of 65 or the date of his separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(7)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(8)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(9)

The amount listed in column (b) represents six months of Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, medical and dental coverage premiums to be paid by us. The amount listed in column (c) represents (i) a life expectancy for both Mr. Downes and his spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2010, of COBRA payments to be made by us.

(10)

The amount listed in column (c) represents the total maximum benefit payable to Mr. Downes in the event of a disability and represents the aggregate payment of his base salary, as of September 30, 2010, for 18 months.

(11)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.
(12)	Amounts reflected in this row represent payment to Mr. Downes for his unused earned vacation time as of September 30, 2010.

Executive Officer: Glenn C. Lockwood

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	854,333
Deferred Compensation(3)	—	1,083,683	1,083,683	1,083,683	1,083,683	1,083,683
Acceleration of Equity Awards
Stock Options(4)	—	—	—	—	—	—
Restricted Stock(4)	—	83,375	83,375	—	—	115,777
2007 Performance Shares(3)	—	270,029	270,029	270,029	270,029	270,029
TSR Performance Shares(3)	—	20,313	20,313	—	—	67,302
NFE Performance Shares(3)	—	14,820	14,820	—	—	49,103
Performance-Based Restricted Stock(4)	—	49,692	49,692	49,692	49,692	49,692
Qualified Retirement Benefits
Non-Represented Plan(5)	—	2,745	5,878	5,578	5,578	5,578
Non-Qualified Retirement Benefits
PEP(5)	—	376	805	764	764	764
SEP(6)	—	6,489	6,489	6,489	6,489	6,489
SERP(7)	—	125,000	60,484	60,484	60,484	125,000
Other Benefits
Life Insurance	—	293,000	—	—	—	—
Accidental Death & Dismemberment Insurance(8)	—	293,000	293,000	—	—	—
Travel & Accident Insurance(9)	—	250,000	—	—	—	—
Vacation(10)	—	27,046	—	27,046	27,046	27,046
Medical(11)	—	9,837	118,846	—	—	38,296
Salary Continuation Benefit(12)	—	—	439,500	—	—	—
Outplacement Benefit(13)	—	—	—	—	—	25,000

(1)

Mr. Lockwood was not eligible to retire under our retirement policy as of September 30, 2010. His retirement as of that date would be considered a voluntary termination and the only amounts payable to him in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement.

(3)

For column (c) amounts payable pursuant to the Non-qualified Deferred Compensation Plan follow the terms of the most recently completed Payment Election Form completed by Mr. Lockwood. For purposes of columns (b), (d), (e) and (f), it is assumed that the plan administrator would use its discretion under the plan to pay Mr. Lockwood or his beneficiary in a single lump sum of shares of Common Stock irrespective of any elections made by Mr. Lockwood. Distribution of compensation deferred after December 31, 2004, is subject to Section 409A of the Internal Revenue Code. The amounts listed in this row represent amounts previously earned by Mr. Lockwood and reported in the Summary Compensation Table for previous years but were deferred by Mr. Lockwood and do not represent any additional contributions by us.

(4)

All of Mr. Lockwood’s stock options were vested as of September 30, 2010. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock represent the value of Common Stock as of September 30, 2010. The 2007 Performance Shares, TSR Performance Shares and NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2010. The amounts in column (c) for the TSR Performance Shares and NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of shares based upon the number of days of the performance cycle the executive was still employed by us and do not reflect the actual payout which would be determined at the end of the performance cycle as of September 30, 2012. Amounts of Performance-Based Restricted Stock vest subject to certain conditions and would be paid in the form of shares of restricted Common Stock on a one-for-one basis. The amounts in columns (b) and (c) for Performance-Based Restricted Stock represent the actual vesting of one-third of the shares of Performance-Based Restricted Stock issued on March 30, 2009 based upon our performance during fiscal 2010, which was certified by the LDCC on November 16, 2010.

(5)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 60, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2010, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2010, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The portion of the PEP benefit treated as deferred after December 31, 2004, is subject to Section 409A of the Internal Revenue Code.

(6)

The amounts represented in all columns would be payable within 30 days following the end of the calendar quarter in which the triggering event occurs. These payments are subject to Section 409A of the Internal Revenue Code.

(7)

The figures in columns (b) and (f) represent the amount payable to Mr. Lockwood or his beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2010, payable in 60 equal monthly installments beginning at the later of Mr. Lockwood attaining the age of 65 or the date of his separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(8)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(9)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(10)	Amounts reflected in this row represent payment to Mr. Lockwood for his unused earned vacation time as of September 30, 2010.
(11)

The amount listed in column (b) represents six months of COBRA medical and dental coverage premiums to be paid by us. The amount listed in column (c) represents (i) a life expectancy for both Mr. Lockwood and his spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2010, of COBRA payments to be made by us.

(12)

The amount listed in column (c) represents the total maximum benefit payable to Mr. Lockwood in the event of a disability and represents the aggregate payments of his base salary, as of September 30, 2010, for 18 months.

(13)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

Executive Officer: Kathleen T. Ellis

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	894,333
Acceleration of Equity Awards
Stock Options(3)	—	—	—	—	—	—
Restricted Stock(3)	—	94,749	94,749	—	—	128,877
2007 Performance Shares(3)	—	317,682	317,682	317,682	317,682	317,682
TSR Performance Shares(3)	—	20,845	20,845	—	—	69,066
NFE Performance Shares(3)	—	15,223	15,223	—	—	50,437
Deferred Stock Units(3)	—	194,021	194,021	194,021	—	194,021
Performance-Based Restricted Stock(3)	—	71,890	71,890	71,890	71,890	71,890
Qualified Retirement Benefits
Non-Represented Plan(4)	—	720	1,578	1,441	1,441	1,441
Non-Qualified Retirement Benefits
PEP(4)	—	736	1,612	1,471	1,471	1,471
SERP(5)	—	125,000	—	—	—	125,000
Other Benefits
Life Insurance	—	300,000	—	—	—	—
Accidental Death & Dismemberment Insurance(6)	—	300,000	300,000	—	—	—
Travel & Accident Insurance(7)	—	250,000	—	—	—	—
Vacation(8)	—	7,788	—	7,788	7,788	7,788
Medical(9)	—	8,020	73,029	—	—	30,821
Salary Continuation Benefit(10)	—	—	450,000	—	—	—
Outplacement Benefit(11)	—	—	—	—	—	25,000

(1)

Ms. Ellis was not eligible to retire under our retirement policy as of September 30, 2010. Her retirement as of that date would be considered a voluntary termination and the only amounts payable to her in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement. The payments include a tax gross-up amount as set forth in the Employment Continuation Agreement.

(3)

All of Ms. Ellis’ stock options were vested as of September 30, 2010. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock represent the value of Common Stock as of September 30, 2010. The Deferred Stock Units vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. The amounts for Deferred Stock Units represent the value of Common Stock as of September 30, 2010. column (e) reflects that there would be no payout of Deferred Stock Units if Ms. Ellis is terminated as a result of financial or other misconduct. The 2007 Performance Shares, TSR Performance Shares and NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2010. The amounts in columns (a) and (c) for the TSR Performance Shares and NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of shares based upon the number of days of the performance cycle the executive was still employed by us and do not reflect the actual payout which would be determined at the end of the performance cycle as of September 30, 2012. Amounts of Performance-Based Restricted Stock vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. The amounts in columns (b) and (c) for Performance-Based Restricted Stock represent the vesting of one-third of the shares of Performance-Based Restricted Stock issued on March 30, 2009 based upon our performance during fiscal 2010.

(4)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 65, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2010, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2010, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The PEP benefit is subject to Section 409A of the Internal Revenue Code.

(5)

The figures in columns (b) and (f) represent the amount payable to Ms. Ellis or her beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), no amount would be payable to Ms. Ellis as of September 30, 2010. These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(6)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(7)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(8)	Amounts reflected in this row represent payment to Ms. Ellis for her unused earned vacation time as of September 30, 2010.
(9)

The amount listed in column (b) represents six months of COBRA medical and dental coverage premiums to be paid by us. The amount listed in column (c) represents (i) a life expectancy for both Ms. Ellis and her spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2010, of COBRA payments to be made by us.

(10)

The amount listed in column (c) represents the total maximum benefit payable to Ms. Ellis in the event of a disability and represents the aggregate payment of her base salary, as of September 30, 2010, for 18 months.

(11)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

Executive Officer: Stephen D. Westhoven

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	1,733,333
Acceleration of Equity Awards
Stock Options(3)	—	—	—	—	—	—
Restricted Stock(3)	—	34,929	34,929	—	—	56,908
Deferred Stock Units(3)	—	443,348	443,348	443,348	—	443,348
2007 Performance Shares(3)	—	79,420	79,420	79,420	79,420	79,420
TSR Performance Shares(3)	—	15,424	15,424	—	—	51,104
NFE Performance Shares(3)	—	11,257	11,257	—	—	37,298
Qualified Retirement Benefits
Non-Represented Plan(4)	—	2,378	5,142	4,834	4,834	4,834
Non-Qualified Retirement Benefits
PEP	—	—	—	—	—	—
SERP(5)	—	125,000	35,156	35,156	35,156	125,000
Other Benefits
Life Insurance	—	275,000	—	—	—	—
Accidental Death & Dismemberment Insurance(6)	—	275,000	275,000	—	—	—
Travel & Accident Insurance(7)	—	250,000	—	—	—	—
Vacation(8)	—	13,750	—	13,750	13,750	13,750
Medical(9)	—	9,837	218,312	—	—	38,296
Salary Continuation Benefit(10)	—	—	412,500	—	—	—
Outplacement Benefit(11)	—	—	—	—	—	25,000

(1)

Mr. Westhoven was not eligible to retire under our retirement policy as of September 30, 2010. His retirement as of that date would be considered a voluntary termination and the only amounts payable to him in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement.

(3)

All of Mr. Westhoven’s stock options were vested as of September 30, 2010. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock represent the value of Common Stock as of September 30, 2010. The 2007 Performance Shares, TSR Performance Shares and NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. The Deferred Stock Units vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. The amounts for Deferred Stock Units represent the value of Common Stock as of September 30, 2010. column (e) reflects that there would be no payout of Deferred Stock Units if Mr. Westhoven is terminated as a result of financial or other misconduct. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2010. The amounts in column (c) for the TSR Performance Shares and NFE Performance Shares reflects an estimated pro-rata payout of the “target” amount of shares based upon the number of days of the performance cycle the executive was still employed by us and do not reflect the actual payout which would be determined at the end of the performance cycle as of September 30, 2012.

(4)

For all columns except columns (b) and (c), amounts represent a monthly payment to the executive commencing at age 60, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2010, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects the 50 percent joint and survivor annuity option, which is the default option under the Pension Plan. For column (b), the amount represents a monthly payment to the executive’s survivor at September 30, 2010, payable for the life of the survivor. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(5)

The figures in columns (b) and (f) represent the amount payable to Mr. Westhoven or his beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), the amounts represent the cumulative termination benefit under the SERP Agreement as of September 30, 2010, payable in 60 equal monthly installments beginning at the later of the Mr. Westhoven attaining the age of 65 or the date of his separation of service (as defined in the SERP Agreement). These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(6)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(7)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(8)	Amounts reflected in this row represent payment to Mr. Westhoven for his unused earned vacation time as of September 30, 2010.
(9)

The amount listed in column (b) represents six months of COBRA medical and dental coverage premiums to be paid by us. The amount listed in column (c) represents (i) a life expectancy for both Mr. Westhoven and his spouse of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2010, of COBRA payments to be made by us.

(10)

The amount listed in column (c) represents the total maximum benefit payable to Mr. Westhoven in the event of a disability and represents the aggregate payment of his base salary, as of September 30, 2010, for 18 months.

(11)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

Executive Officer: Mariellen Dugan

Benefit	Retirement(1) ($) (a)	Death ($) (b)	Disability ($) (c)	Termination Other than Retirement, Death, or Disability ($) (d)	Termination for Cause ($) (e)	Involuntary Termination Following a Change in Control ($) (f)
Cash Severance(2)	—	—	—	—	—	772,333
Acceleration of Equity Awards
Stock Options(3)	—	—	—	—	—	—
Restricted Stock(3)	—	79,794	79,794	—	—	109,894
2007 Performance Shares(3)	—	262,107	262,107	262,107	262,107	262,107
TSR Performance Shares(3)	—	18,691	18,691	—	—	61,928
NFE Performance Shares(3)	—	13,636	13,636	—	—	45,181
Performance-Based Restricted Stock	—	49,692	49,692	49,692	49,692	49,692
Qualified Retirement Benefits
Non-Represented Plan(4)	—	—	1,308	1,308	1,308	1,308
Non-Qualified Retirement Benefits
PEP(4)	—	—	44	44	44	44
SERP(5)	—	125,000	—	—	—	125,000
Other Benefits
Life Insurance	—	262,000	—	—	—	—
Accidental Death & Dismemberment Insurance(6)	—	262,000	262,000	—	—	—
Travel & Accident Insurance(7)	—	250,000	—	—	—	—
Vacation(8)	—	6,046	—	6,046	6,046	6,046
Medical(9)	—	—	91,654	—	—	18,787
Salary Continuation Benefit(10)	—	—	393,000	—	—	—
Outplacement Benefit(11)	—	—	—	—	—	25,000

(1)

Ms. Dugan was not eligible to retire under our retirement policy as of September 30, 2010. Her retirement as of that date would be considered a voluntary termination and the only amounts payable to her in that case are listed under column (d).

(2)

Amount represents cash payment due to the named executive officer pursuant to the change of control double trigger (change of control and involuntary termination) in the executive’s Employment Continuation Agreement. The payments include a tax gross-up amount as set forth in the Employment Continuation Agreement.

(3)

All of Ms. Dugan’s stock options were vested as of September 30, 2010. Shares of restricted stock vest subject to certain conditions and are paid in shares of Common Stock at the time of the events specified in the table for which amounts are shown. Amounts for restricted stock represent the value of Common Stock as of September 30, 2010. The 2007 Performance Shares, TSR Performance Shares and NFE Performance Shares (collectively, “Performance Shares”) vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. Amounts for Performance Shares represent the value of Common Stock as of September 30, 2010. The amounts in columns (a) and (c) for the TSR Performance Shares and NFE Performance Shares reflect an estimated pro-rata payout of the “target” amount of shares based upon the number of days of the performance cycle the executive was still employed by us and do not reflect the actual payout which would be determined at the end of the performance cycle as of September 30, 2012. Amounts of Performance-Based Restricted Stock vest subject to certain conditions and are paid in the form of shares of Common Stock on a one-for-one basis. The amounts in columns (b) and (c) for Performance-Based Restricted Stock represent the vesting of one-third of the shares of Performance-Based Restricted Stock issued on March 30, 2009 based upon our performance during fiscal 2010.

(4)

For all columns except columns (b), amounts represent a monthly payment to the executive commencing at age 65, the earliest age at which unreduced benefits are available, assuming the triggering event occurred as of September 30, 2010, payable for the life of the executive, assuming with respect to columns (d), (e) and (f), the executive elects a life annuity option, which is the default option under the Pension Plan. For column (c), the monthly payment is assumed to commence immediately and assumes the executive elects the straight life annuity option. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans. The PEP benefit is subject to Section 409A of the Internal Revenue Code.

(5)

The figures in columns (b) and (f) represent the amount payable to Ms. Dugan or her beneficiary, as applicable, in 60 monthly installments of $2,083.33 beginning on the first day of the calendar month commencing with the month following the date of termination or death. For columns (c), (d) and (e), no amount would be payable to Ms. Dugan as of September 30, 2010. These amounts are subject to Section 409A of the Internal Revenue Code. Note for column (f) that Pension and SERP benefits are not enhanced on a change in control. The only benefits payable in such event are those regularly provided by the plans.

(6)

The amount in columns (b) and (c) are payable to the beneficiary only if the death or dismemberment is deemed to be accidental. The amount listed in column (c) assumes the maximum payout in the case of dismemberment.

(7)	The amount listed in column (b) is payable to the beneficiary only if the death occurs during travel or is deemed accidental.
(8)	Amounts listed in this row represent payment to Ms. Dugan for her unused earned vacation time as of September 30, 2010.
(9)

The amount listed in column (c) represents (i) a life expectancy for Ms. Dugan of 85 years and (ii) an eight percent annual increase in coverage rates and represents the annual average medical premium payable by us. The amount listed in column (c) represents the total premium minus a retiree contribution of 10 percent of the premium. The amount listed in column (f) represents the present value as of September 30, 2010, of COBRA payments to be made by us.

(10)

The amount listed in column (c) represents the total maximum benefit payable to Ms. Dugan in the event of a disability and represents the aggregate payment of her base salary, as of September 30, 2010, for 18 months.

(11)	The amount listed in column (f) represents the maximum outplacement services reimbursement payable by us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if:

•	the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy,

•	the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	the transaction is approved by the disinterested members of the Board, or

•	the transaction involves compensation approved by the LDCC.

In the event our management determines to recommend a related person transaction to the Audit Committee, such transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, our management will update the Audit Committee as to any material change to the proposed related person transaction. In those instances in which our General Counsel, in consultation with our Chief Executive Officer or our Chief Financial Officer, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chairman of the Audit Committee possesses delegated authority to act on behalf of the Audit Committee. The Audit Committee (or the Chairman) approves only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our shareholders, as the Audit Committee (or the Chairman) determines in good faith.

For purposes of this policy, “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (or any of our subsidiaries) were, are or will be a participant, and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended.

A “related person” is defined as:

•	Any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become one of our directors

•	Any person who is known to be the beneficial owner of more than five percent of any class of our voting securities

•

Any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner

•

Any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest

Apart from the delivery of regulated natural gas service to any director or executive officer living in our service territory, there have been no transactions or proposed transactions since the beginning of fiscal year 2010 between our directors or executive officers, either directly or indirectly, and us. Additionally, there are no legal proceedings to which any director, officer, principal shareholder, or any affiliate thereof, is a party that would be material and adverse to us.

NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS

[Item 2 on proxy card]

Item 2

The compensation of our named executive officers is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 24 to 43 of this Proxy Statement.

The LDCC designs our named executive officers’ compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competition and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to individual and corporate performance and encourages stock ownership by senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2010, the LDCC believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our named executive officers to take unnecessary or excessive risks.

The Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables and narrative provide a comprehensive review of our named executive officer compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

For the reasons stated above, we are requesting your non-binding approval of the following resolution:

“Resolved, that the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative on pages 24 to 43 of this Proxy Statement, is approved.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE NON-BINDING ADVISORY PROPOSAL APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL REGARDING THE FREQUENCY (ONE, TWO OR THREE YEARS) OF THE NON-BINDING SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

[Item 3 on proxy card]

Item 3

Pursuant to the SEC rules, not less frequently than once every three years, we will include an advisory resolution subject to a non-binding shareholder vote to approve the compensation of our named executive officers in the proxy materials for a meeting of shareholders where executive compensation disclosure is required by the SEC rules. The approval of this resolution is included as Item 2 in this Proxy Statement.

We request your vote to determine whether this non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

We believe that a non-binding shareholder vote on executive compensation should occur every year. We believe that a one-year frequency provides the highest level of accountability and communication by enabling the non-binding shareholder vote to approve the compensation of our named executive officers to correspond with the most recent executive compensation information presented in our proxy statement for our annual meetings of shareholders.

We believe that providing the vote only every two or three years may prevent shareholders from communicating in a meaningful and coherent manner. For example, we may not know whether the shareholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, it could be difficult to discern the implications of the shareholder vote.

If the non-binding vote on executive compensation occurs every year, a resolution subject to non-binding shareholder vote to approve the compensation of our named executive officers will be presented no later than in the proxy materials for the 2012 Annual Meeting of Shareholders.

For the reasons stated above, the Board recommends a vote FOR a one-year frequency for the non-binding shareholder vote to approve the compensation of our named executive officers. Note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides four choices with respect to this proposal: a one, two or three year frequency or shareholders may abstain from voting on the proposal.

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future compensation decisions as it deems appropriate.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR A ONE-YEAR FREQUENCY FOR THE NON-BINDING SHAREHOLDER VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Item 4 on proxy card]

Item 4

The shares represented by the proxies will be voted for approval of the ratification of the appointment of Deloitte & Touche LLP (unless otherwise indicated on proxy) as our independent registered public accounting firm (the “auditors”) to report to the shareholders on our financial statements for the fiscal year ending September 30, 2011. The Audit Committee approved in advance each professional service performed by Deloitte & Touche LLP during fiscal year 2010 and considered the possible effect on the auditors’ independence. Information relating to fees paid to Deloitte & Touche LLP over the past two years is set forth below.

The Audit Committee has retained Deloitte & Touche LLP to report to the shareholders on our financial statements for the fiscal year ending September 30, 2011. Although submission of the appointment of an independent registered public accounting firm to shareholders for ratification is not required by law, the Board, consistent with its past policy, considers it appropriate to submit the selection of an independent registered public accounting firm for shareholder approval. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented by proxy, and voted at the Meeting is required for the approval of this item. The Board has not determined what action it would take if the shareholders do not approve the selection of Deloitte & Touche LLP, but may reconsider its selection if the shareholders’ action so warrants. Even if the selection is ratified, the Audit Committee, exercising its own discretion, may select different auditors at any time during the year if it determines that such a change would be in our best interests and in the best interests of our shareholders.

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to us for the fiscal years ended September 30, 2010 and 2009, by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche LLP”) are shown in the following table:

	Fiscal Year Ended September 30,
	2010	2009
Audit Fees	$1,621,000	$1,643,000
Audit-related Fees	—	40,000

Total Audit and Audit-related Fees	$1,621,000	$1,683,000

Tax Fees	55,000	53,500
All Other Fees	—	—

Total Fees	$1,676,000	$1,736,500

Audit Fees. Audit fees include professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, including its assessment of our internal controls over financial reporting and the reviews of the financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor can reasonably provide to a client and consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” Deloitte & Touche LLP did not provide any audit-related services during fiscal year 2010. For fiscal year 2009, amounts billed to us were primarily related to audits of Conserve to Preserve Foundation, Inc. and New Jersey Natural Gas Company Charity, Inc., our charitable foundations.

Tax Fees. Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes, planning, research and advice supporting our efforts to maximize the tax efficiency of our operations for fiscal 2010 and 2009.

All Other Fees. All other fees are fees for products or services other than those in the above three categories. Deloitte & Touche LLP did not provide any services other than those described above.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

Our Proxy Statement and Annual Report are available on our website at http://investor.njresources.com. Paper copies of these documents may be requested by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and reduces our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement and shareholders of record voting via telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until he or she revokes it by notifying our Corporate Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our Corporate Secretary in writing at Office of the Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the Annual Report on Form 10-K by contacting our investor relations department as described above. Beneficial owners with the same address who receive more than one Proxy Statement and Annual Report on Form 10-K may request delivery of a single Proxy Statement and Annual Report on Form 10-K by contacting our Corporate Secretary as described above.

Incorporation by Reference

Notes 10 and 11 to our Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, and Notes 9 and 10 to our Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, are hereby incorporated by reference into this Proxy Statement.

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

RHONDA M. FIGUEROA

Corporate Secretary

Dated: December 13, 2010

NEW JERSEY RESOURCES CORPORATION 1415 WYCKOFF ROAD

WALL, NJ 07719

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 25, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 25, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you vote by telephone or Internet, please do not send your proxy by mail.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28157-P03087 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NEW JERSEY RESOURCES CORPORATION Vote on Directors

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

A.The Board of Directors recommends that you vote FOR all the nominees listed:

1. Election of the following Directors that were named on the proxy slated for terms expiring in 2014.

Nominees:

01) Jane M. Kenny 02) David A. Trice

Vote on Proposal 2

B. The Board of Directors recommends you vote FOR the following proposal:

2. To approve a non-binding advisory resolution approving the compensation of our named executive officers.

Vote on Proposal 3

For Against Abstain

C. The Board of Directors recommends you vote for a 1 YEAR frequency:

3. To provide a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote to approve the compensation of our named executive officers.

Vote on Proposal 4

1 Year 2 Years 3 Years Abstain

For Against Abstain

D.The Board of Directors recommends you vote FOR the following proposal:

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011.

5. To transact any other business that may properly be brought before the meeting or any adjournments or postponements thereof.

E. Non-Voting Items

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

YES NO

F. Authorized Signatures This section must be completed for your vote to be counted. — Date and Sign Below.

In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DATE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

M28158-P03087

Proxy — New Jersey Resources Corporation

1415 Wyckoff Road, Wall, NJ 07719

Solicited on behalf of the BOARD OF DIRECTORS for the 2011 Annual Meeting of Shareholders

The undersigned hereby appoints Rhonda M. Figueroa and Laurence M. Downes, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of New Jersey Resources Corporation to be held at 10:30 a.m., local time, on Wednesday, January 26, 2011, at the Robert M. Meyner Reception Center at the PNC Bank Arts Center (Exit 116 on the Garden State Parkway), Holmdel, New Jersey 07733 and at any adjournment thereof, and thereat to vote all of the shares of stock which the undersigned would be entitled to vote, and, if applicable, hereby directs the trustee(s) of the employee benefit plan(s) shown on this card to vote the shares of stock allocated to the account of the undersigned.

The Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposals 2 and 4 and for a 1 YEAR frequency on Proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE